EXHIBIT 10.21

COLLABORATIVE

AGREEMENT

AMONG

F. HOFFMANN-LA ROCHE LTD

HOFFMANN-LA ROCHE INC.

AND

GENENTECH, INC.

A G R E E M E N T

This agreement ("Agreement") is effective as of April 13, 2004 is among

F. Hoffmann-La Roche Ltd, Grenzacherstrasse 124, CH 4002 Basel, Switzerland ("Roche Basel");

Hoffmann-La Roche Inc., 340 Kingsland Street, Nutley, New Jersey 07110 ("Roche Nutley", collectively, Roche Basel and Roche Nutley are referred to as "ROCHE");

            and

Genentech, Inc., One DNA Way, South San Francisco, California 94080 USA ("GENENTECH")

WHEREAS, GENENTECH, and ROCHE have each established independent pharmaceutical research efforts.

WHEREAS, GENENTECH and ROCHE wish to potentially conduct joint research on molecules in areas of mutual interest, such as oncology, immunology and protein therapeutics, with any specific joint research to be mutually agreed to by them as provided herein;

WHEREAS, GENENTECH and ROCHE believe that sharing certain responsibilities for research, development, and commercialization with respect to select molecules will maximize opportunities to identify and develop such molecules in a more efficient manner than either company might accomplish independently;

WHEREAS, GENENTECH and ROCHE believe that this Agreement may provide an economic benefit to both of them and has the potential to hasten the commercialization of such molecules;

WHEREAS, Roche Holdings Ltd., a corporation organized under the laws of Switzerland, and GENENTECH concluded, effective September 8, 1990, a Mutual Confidentiality Agreement ("Mutual Confidentiality Agreement") covering the ongoing disclosure of all confidential scientific, financial, technical and business information of any nature in any tangible form of expression among GENENTECH on the one hand and Roche Holdings Ltd. and its subsidiaries and affiliates throughout the world, except GENENTECH, on the other hand.

NOW, THEREFORE, ROCHE AND GENENTECH AGREE AS FOLLOWS:

ARTICLE I - DEFINITIONS

Capitalized terms used in this Agreement and the Financial Appendix attached to this Agreement shall have the meanings set forth below:

1.1     "Affiliate" shall mean --

a)     an organization greater than fifty percent (>50%) of the voting stock of which is owned and/or controlled directly or indirectly by either Party;

b)     an organization which directly or indirectly owns and/or controls greater than fifty percent (>50%) of the voting stock of either Party; or

c)     an organization which is directly or indirectly under common control of either Party through common share holdings.

The foregoing notwithstanding, for the purposes of this Agreement, GENENTECH shall not be considered to be an Affiliate of ROCHE and ROCHE shall not be considered to be an Affiliate of GENENTECH.

1.2     "Agreement" shall mean this Agreement, including all Appendices attached hereto, together with any valid amendments or modifications of the foregoing, and any agreements entered into in connection with this Agreement.

1.3     "Approval Application" or "Registration" shall mean the submission to an appropriate regulatory authority of an appropriate application seeking approval for the sale of a Product in any country.

1.4     "Clinical Requirements" shall mean the quantities of a Drug Candidate or Product which are required by a Party for the conduct of preclinical and clinical studies of that Drug Candidate or Product by that Party. The term Clinical Requirements as used herein with respect to a Party shall also include the Clinical Requirements of that Party's permitted licensees, if any.

1.5     "Commercial Requirements" shall mean the quantities of a Product which are required by a Party for or in connection with that Party's sale of that Product. The term Commercial Requirements as used herein with respect to a Party shall also include the Commercial Requirements of that Party's permitted licensees or distributors if any.

1.6     "Development Costs" shall have the meaning set forth in the Financial Appendix to this Agreement.

1.7     "Drug Candidate" shall mean a Molecule resulting from the joint research efforts of the Parties pursuant to a Joint Research Plan, including all derivatives of that specific molecule as well as its precursors, that has been selected by the JRC and by each Party's internal selection process to enter Phase I Clinical Trials.

1.8     "Effective Date" shall mean the date set forth in the introductory paragraph of this Agreement.

1.9     "Fully Burdened Manufacturing Cost" shall have the meaning set forth in the Financial Appendix to this Agreement.

1.10     "Joint Collaboration" shall mean a specific joint effort agreed to by the Parties that is based on and governed by a specific Joint Research Plan focused on a Target agreed to by the Joint Research Committee in writing and is specifically designed to identify one or more Drug Candidates to that Target and to subsequently develop and commercialize a Product or Products containing or based on such Drug Candidate or Drug Candidates.

1.11    "Joint Development Plan" shall mean a written, comprehensive description of the prospective development efforts of each of the Parties to achieve Approval Application/Registration and subsequent approval for the sale of a Product in the Major Countries with respect to the Product which the Parties have agreed to in writing, and which shall be subsequently appended to this Agreement.

1.12    "Joint Research Plan" shall mean a written, comprehensive description of the previous and prospective research efforts of each of the Parties hereunder with respect to a specific Joint Collaboration for the identification of a Drug Candidate, which the Parties have each agreed to in writing.

1.13    "Know-How" shall mean any and all proprietary technical information, know-how, data, test results, knowledge, techniques, discoveries, inventions, specifications, designs, regulatory filings, and other information (whether or not patentable) which are now or hereafter during the term of this Agreement in the possession or control of a Party and are unique to a Drug Candidate or Product or to the development, manufacture, use or sale of a Drug Candidate or Product or which arise from or as a result of the efforts performed or costs borne by a Party under the Joint Research Plan or Joint Development Plan; provided, however, that Know-How shall not include any of the foregoing (i) which are now or until the identification of a Drug Candidate in the possession or control of a Party as a result of a license taken from a third party and which such Party is not free to transfer or license to the other Party or which such Party may transfer or license but such transfer or license would necessitate the payment of a fee or royalty to the licensor at the time of transfer or license or subsequently (unless provision is made hereunder for the payment of such fee or royalty) or (ii) which are known from publicly available information.

1.14    "Major Country" shall mean the US, Italy, France, United Kingdom, Germany or Japan.

1.15    "Manufacturing Technology" shall mean all Know-How of a Party necessary to make or have made a Product in the manner that such Product is manufactured by that Party to produce Clinical Requirements and/or Commercial Requirements.

1.16    "Molecule" shall mean a molecule, such as a compound, antibody or peptide, which is selected for further research in a Joint Collaboration.

1.17    "Net Sales" shall have the meaning set forth in the Financial Appendix to this Agreement.

1.18    "Operating Profits and Losses" shall have the meaning set forth in the Financial Appendix to this Agreement.

1.19    "Party" shall mean GENENTECH or ROCHE and, when used in the plural, shall mean both of them.

1.20    "Patents" shall mean any and all patent applications and patents (including inventor's certificates) throughout the world, including any substitutions, extensions, reissues, renewals, divisions, continuations or continuations-in-part thereof or therefor which are now or hereafter during the term of this Agreement owned or controlled by a Party and which, but for the licenses granted herein, would be infringed by the development, manufacture, use or sale of a Drug Candidate or a Product; provided, however, that Patents shall not include any of the foregoing which are now owned or controlled by a Party as a result of a license taken from a third party and which such Party is not free to transfer or license to the other Party or which the Party may transfer or license but such transfer or license would necessitate the payment of a fee or royalty at the time of transfer or license or subsequently (unless provision is made hereunder for the payment of such fee or royalty) to the licensor.

1.21    "Phase I Clinical Trial" shall mean a controlled study in humans of the safety of a Product for a specific indication or indications in healthy volunteers or patients having the disease or condition for which the Product is being studied.

1.22    "Phase II Clinical Trial" shall mean a controlled study in humans of both the safety and efficacy of a Product for a specific indication or indications in patients having the disease or condition for which the Product is being studied.

1.23    "Phase III Clinical Trial" shall mean a controlled study in humans of the efficacy and safety of a Product which is prospectively designed to demonstrate statistically whether the Product is effective for use in a particular indication in a manner sufficient to obtain regulatory approval to market that Product in one or more particular countries and, where a Joint Development Committee exists for a Product, a study which a Joint Development Committee designates as a Phase III Clinical Trial.

1.24    "Product" shall mean any pharmaceutical formulation containing a Drug Candidate. The term Product shall include: (a) all bulk forms of the active ingredient of the Product ("Bulk Product"); (b) all forms of the Product which are finished but not packaged ("Finished Product"); or (c) finished, packaged final dosage units of Product ("Final Product").

1.25    "Responsible Party" shall mean that Party, pursuant to Section 7.1, which is responsible for the development of a manufacturing process and facilities for a Drug Candidate and Product for a particular Joint Collaboration.

1.26    "ROW" shall mean all countries of the world except the US.

1.27    "Target" shall mean a molecule or variants of that molecule to which a Drug Candidate or Product, as its primary mechanism of action, physically binds to or interacts with.

1.28    "Territory" shall mean the US and ROW.

1.29    "US" shall mean the United States of America, its territories and possessions.

Other capitalized terms that are used in this Agreement and not defined above are defined in the Financial Appendix to this Agreement or as follows:

Claims	Section 12.2
Decision Point	Section 3.9
Genentech Opt-in Option 1	Section 4.3c(b)
Genentech Opt-in Option 2	Section 4.3c(c)
Information	Section 10.1
JCC	Section 5.7
JDC	Section 4.4a
JFC	Section 6.1
JRC	Section 3.1
Lead Party	Section 5.1
Licensee	Section 8.1
Licensor	Section 8.1
Management Committee	Section 2.1
Non-terminating Party	Section 13.3
Opt-out Option	Section 4.3a(a)
Principal Party	Section 11.2
Roche Opt-in Option 1	Section 4.3b(b)
Roche Opt-in Option 2	Section 4.3b(c)
Terminating Party	Section 13.3

ARTICLE II - MANAGEMENT OF THE COLLABORATION
2.1

Management Committee. Within sixty (60) days after the Effective Date, the Parties shall form a management committee comprised of three (3) representatives from ROCHE, including initially its Head of Global Research, and three (3) representatives from GENENTECH, including initially its Head of Research ("Management Committee"). The Management Committee shall meet at least once per year to review the research, development and commercialization status of Molecules, Drug Candidates, and Products. The Management Committee shall be responsible for reviewing and approving the worldwide budget (including but not limited to worldwide inventory levels) submitted by the joint research committee ("JRC"), joint development committee ("JDC") and/or joint commercialization committee ("JCC") (as applicable). The Management Committee shall have the authority to create other committees as needed and oversee the activities of all other committees. Each Party shall be free to change any or all of its representation effective immediately upon written notice to the other Party. All decisions of the Management Committee shall require consensus of the representatives of the Committee to be effective, provided, however, that in cases where such consensus cannot be reached, the matter will be referred to a senior officer at ROCHE and a senior officer at GENENTECH for decision.

2.2

Other Committees. Initially, the Parties shall form a JRC as set forth in Section 3.1 below and a joint finance committee ("JFC") as set forth in Section 6.1 below. Thereafter, as the need arises, the Management Committee may form a JDC as set forth in Section 4.4a below and a JCC as set forth in Section 5.7 below.

2.3	Review of Status. From time to time, the Parties shall review the committee structure and composition set forth in this Agreement with a view towards simplifying the committee system where feasible.

ARTICLE III - RESEARCH AND DEVELOPMENT UP TO PHASE I

3.1     Creation of Joint Research Committee. The Parties shall form a JRC consisting of three (3) representatives of each Party. Each Party shall notify the other Party within thirty (30) days after the Effective Date of its initial appointees to the JRC. Each Party shall be free to change any or all of its representatives effective immediately upon written notice to the other Party. Upon three (3) months prior written notice to the other Party, either Party can terminate the Joint Research Committee and any prospective duties of the Joint Research Committee. Such termination shall not terminate any Joint Research Plan then in effect.

3.2     Meetings. The JRC shall meet periodically as the Parties may agree. In addition, if the JRC has not met for a period of more than six (6) months, then either Party may call a meeting of the JRC on thirty (30) days' prior written notice to the other Party. The sites of the meetings shall alternate between the principal research sites of the Parties unless otherwise agreed. The Party hosting the meeting shall designate the chairperson for that meeting, and the Party visiting the other shall designate the secretary for that meeting. By mutual agreement of the Parties, the JRC may meet by video-conference or use other means of conducting joint meetings.

3.3     Decision-making. All decisions and recommendations of the JRC shall require consensus of the representatives of the Committee to be effective. If consensus cannot be reached, GENENTECH shall have the final decision-making authority with respect to whether or not to conduct research efforts to be performed by GENENTECH, and ROCHE shall have the final decision-making authority with respect to whether or not to conduct research efforts to be performed by ROCHE.

3.4     Duties of the JRC. The Parties will disclose, to the extent each so unilaterally determines, to each other in confidence through the JRC their research efforts in oncology, immunology and protein therapeutics for the purpose of identifying projects for potential collaboration. The JRC shall direct all research efforts pursuant to this Agreement where the Parties have agreed to a Joint Collaboration. The JRC shall establish a Joint Research Plan for each Joint Collaboration. It shall be responsible for making any other decisions it is required to make pursuant to this Agreement and making recommendations to the Parties regarding other decisions necessary or appropriate to implement research efforts under a Joint Research Plan.

3.5     Joint Research Plan. The purpose of a Joint Research Plan is to identify and select a Drug Candidate for pre-clinical and clinical development. A Joint Research Plan should attempt to avoid unnecessary duplication by the Parties, maximize utilization of the resources of the Parties, and appropriately allocate responsibilities and contributions of the Parties. The Parties shall share equally the total costs incurred in implementing the responsibilities and obligations under a Joint Research Plan provided that such costs have been mutually agreed to in advance. The JRC and JFC shall jointly prepare the budget for the Joint Research Plan. Consistent with the above principles, a Joint Research Plan should include --

            (a)    identification of the prior efforts of the Parties related to the subject of the particular Joint Collaboration;

            (b)    identification of specific tasks for each of the Parties;

            (c)    identification of resource requirements of the Joint Research Plan and allocation of those resources between the Parties; and

            (d)    timelines for each stage of the process of identifying a Drug Candidate.

From time to time, the JRC may agree to update and amend a Joint Research Plan by changing its scope or the responsibilities of the Parties and in such case such amendment shall be effective only if committed to writing and signed by both Parties.

3.6     Exclusivity. If a Target is selected for research by the JRC, then during the term of the Joint Research Plan neither Party shall conduct research activities utilizing such Target other than those activities set forth in the Joint Research Plan. If a Party terminates its research efforts under a Joint Research Plan pursuant to Section 3.8, then that Party shall not conduct research on that Target for two (2) years after such termination. Notwithstanding the foregoing, if a Party terminates its research efforts under a Joint Research Plan pursuant to Section 3.8, the previous sentence shall not restrict either Party from licensing from a third party any molecule falling within the limitations set forth therein, provided that such molecule is the subject of human clinical trials at the time of licensing.

3.7     Outside Collaborations. If a Party wants to enter into an agreement with a third party concerning a Molecule, a Drug Candidate or a Product, then such Party shall consult with the other Party to see if the other Party has any reasonable objection to the agreement. If the other Party has a reasonable objection to the agreement, no such agreement shall be concluded until the objections are resolved. Neither Party, without consulting with and obtaining the written consent of the other Party, shall enter into an agreement with a third party concerning a Molecule, a Drug Candidate or a Product which results in any additional royalty required to be paid by the other Party with respect to such Molecule, Drug Candidate or Product or which creates a material encumbrance on the rights of the other Party which are granted in this Agreement with respect to such Molecule, Drug Candidate or a Product. Nothing herein shall be construed to prevent a Party from providing to any third party in any manner it chooses, any materials or reagents that result from its own efforts and were not received from the other Party.

3.8     Termination of Research Efforts.

      (a)    If one Party wishes to cease research efforts with respect to a Target, then it may do so. Such Party shall either (i) share equally all of the mutually agreed to costs in implementing the responsibilities and obligations of the Joint Research Plan for such Target, in which case the Joint Research Plan shall remain in effect, and retain a right to receive a royalty of one percent (1%) of worldwide Net Sales of products derived from Molecules identified under such Joint Research Plan or (ii) discontinue sharing costs in implementing the responsibilities and obligations under the Joint Research Plan for such Target, in which case the Joint Research Plan shall no longer remain in effect, and forfeit rights to receive remuneration under this Agreement.

      (b)    If a Party elects to proceed under Section 3.8(a)(i) above, then the research efforts that would have been performed by the Party that ceases to perform such research efforts may be performed by the Party actively fulfilling its obligations under the Joint Research Plan or by another party at the active Party's direction, provided that the total costs for the Joint Research Plan shall remain the same as mutually agreed to as set forth in Sections 3.5 and 2.1. In addition, the active Party shall have the sole right, but not the obligation, to conduct, either itself or together with any third party, the development and commercialization of the Molecules that were identified under such Joint Research Plan (and products derived therefrom) in all Territories and shall bear all prospective costs and expenses and all profits and losses associated with such development and commercialization, subject to payment of the royalty set forth in Section 3.8(a)(i) above. The obligation to pay such royalties (on a product-by-product and country-by-country basis) shall terminate fifteen (15) years after the first commercial sale of such product in such country.

      (c)    If a Party elects to proceed under Section 3.8(a)(ii) above, then the other Party shall have the sole right, but not the obligation, to conduct, either itself or together with any third party, the research, development and commercialization of the Molecules that were identified under such Joint Research Plan (and products derived therefrom) in all Territories and shall bear all prospective costs and expenses and all profits and losses associated with such research, development and commercialization.

      (d)    For clarity, if a Party elects to cease research efforts with respect to a Target under this Section 3.8, the following provisions shall not apply to such Target and Molecules identified under such Joint Research Plan: Sections 3.9, 6.1 through 6.5 and Articles IV, V, VII and IX.

3.9     Decision Point. Prior to the dosing of the first patient in a Phase I Clinical Trial, the Parties shall meet to discuss in good faith whether a Molecule should be designated a Drug Candidate and how such Drug Candidate shall be developed ("Decision Point"). The Parties agree that unless determined otherwise, each Drug Candidate shall be subject to Joint Development where both Genentech and Roche share equally in the development efforts and Development Costs. In lieu of Joint Development, the Parties may agree to: (1) Genentech Development, where GENENTECH is fully responsible for all development efforts and Development Costs, subject to ROCHE opt-in; or (2) Roche Development, where ROCHE is fully responsible for all development efforts and Development Costs, subject to GENENTECH opt-in.

ARTICLE IVA - JOINT DEVELOPMENT

4.1a    Decision for Joint Development. If the Parties agree to jointly develop a Drug Candidate, then the provisions of this Article IVA shall apply.

4.2a    Joint Development. Subject to Article 4.3a below, the Parties will undertake using commercially reasonable efforts to develop a Drug Candidate, including performing preclinical and clinical research necessary to seek appropriate regulatory marketing approval or registration of a Product based on the Drug Candidate. The Parties shall share equally in the worldwide Development Costs, including the development of a manufacturing process for the Drug Candidate.

4.3a    Opt-out Option.

      (a)    At any time until the approval of the first Approval Application/ Registration in a Major Country, each Party shall have the option ("Opt-out Option") to decline to participate in future development and commercialization efforts and Operating Profit and Loss sharing for a particular Drug Candidate. To exercise its Opt-out Option, the exercising Party must provide written notice of such to the other Party at least six (6) months in advance of such exercise if a Phase I Clinical Trial, Phase II Clinical Trial or Phase III Clinical Trial is then underway or otherwise provide written notice of such to the other Party at least one (1) month in advance of such exercise. The Opt-out Party shall be responsible for its portion of Development Costs through the end of the month in which the Opt-out Option becomes effective. If one Party exercises its Opt-out Option, then the other Party shall have the sole right, but not the obligation, to conduct, either itself or together with any third party, the development and commercialization of the Drug Candidate and all Products resulting therefrom in the entire Territory and shall bear all prospective costs and expenses and all profits and losses associated with such development and commercialization except that with respect to any development effort such as a clinical study which has been agreed to by the JDC prior to the exercise of a Party's Opt-out Option and for which a binding contractual commitment has been entered into with a third Party, the Parties shall share such costs in accordance with Section 4.2a above. Upon a Party's exercise of its Opt-out Option with respect to a Drug Candidate, the Joint Development Plan for that Drug Candidate shall cease to be in effect.

      (b)    If both Parties exercise their respective Opt-out Option for a particular Drug Candidate and neither Party desires to pursue the development or commercialization of such Drug Candidate and Products resulting therefrom, then the Parties shall cooperate in seeking one or more suitable third parties to develop and commercialize such Drug Candidate and Products on terms and conditions mutually agreeable to both Parties and under which both Parties share the economic benefits of such an arrangement in the same proportion as they contributed to the worldwide Development Costs. Thus, if both Parties simultaneously exercise their Opt-out Option for a particular Drug Candidate, then the Parties would share equally the economic benefits derived from such an arrangement.

      (c)    If a Party exercises its Opt-out Option for a particular Drug Candidate and the other Party does not exercise its Opt-out Option for that particular Drug Candidate, then the Party exercising its Opt-out Option shall not develop or have developed (i) the Drug Candidate during the period that such Drug Candidate is actively being developed or commercialized by the other Party, (ii) any Molecule that was the subject of such Joint Collaboration during the period that such Drug Candidate is actively being developed or commercialized by the other Party, (iii) any molecule that is derived from a Molecule of such Joint Collaboration during the period that such Drug Candidate is actively being developed or commercialized by the other Party, or (iv) any molecule whose primary mechanism of action is directed at the Target that was the subject of the Joint Collaboration for a period of one (1) year following the exercise of that Opt-out Option. Notwithstanding the above, if a Party exercises its Opt-out Option for a particular Drug Candidate, then either Party may license from a third party any molecule with the characteristics set forth in clause (iv) above (and develop such molecule), provided that such molecule is the subject of human clinical trials at the time of licensing. For clarity, the restrictions under this Section 4.3a(c) shall terminate upon termination of the Agreement in its entirety.

4.4a    Creation of Joint Development Committee. Upon agreement to jointly develop Drug Candidate, unless either Party exercises its Opt-out Option, the Management Committee shall create a JDC for that Joint Collaboration which shall consist of three (3) representatives of each Party. Each Party promptly shall notify the other Party of its initial appointees to that JDC. Each Party shall be free to change any or all of its representatives effective upon written notice to the other Party.

4.5a    Meetings. The JDC shall meet regularly as it shall determine, but at least three (3) times per year, to discuss development of the Drug Candidate. The sites of the meetings shall alternate between the principal offices of the Parties unless otherwise agreed. The Party hosting the meeting shall designate the chairperson for that meeting and the Party visiting the other shall designate the secretary for that meeting. By mutual agreement of the Parties, meetings of the JDC may be held by video-conference or by other means of conducting joint meetings.

4.6a    Decision-making. All decisions of a JDC shall be by consensus of the Committee representatives; provided, however, that in cases where such consensus cannot be reached, the matter will be referred to the head of the Development organization at ROCHE and the head of the Development organization at GENENTECH for decision. Notwithstanding the foregoing, under certain circumstances set forth in Section 5.2, one Party shall have the tie-breaking decisional authority on the JDC as set forth therein.

4.7a    Duties of a Joint Development Committee. A JDC shall be responsible for directing and coordinating all development efforts relating to Drug Candidate and Product, including regulatory filings, with respect to a specific Joint Collaboration. A JDC shall be responsible for making any other decisions it is required to make pursuant to this Agreement and making recommendations to the Parties regarding other decisions necessary or appropriate to implement development efforts for a specific Drug Candidate and resulting Products. If a Party desires to pursue an indication for a Drug Candidate or Product in addition to that which is decided by the JDC, then the JDC shall refer this matter to the Management Committee to determine conditions under which a Party may pursue such indication.

4.8a    Joint Development Plan. A JDC shall create a Joint Development Plan within two (2) months after the Committee's creation. The purpose of the Joint Development Plan is to provide for the development of a Product for which regulatory marketing approval will be sought. The Joint Development Plan should avoid unnecessary duplication by the Parties in any activity and have a goal of an appropriate allocation of responsibilities in light of the specific form of Joint Collaboration involved. Consistent with the above principles, the Joint Development Plan should include --

            (a)    identification of specific tasks for each of the Parties;

            (b)    identification of resource requirements of the Joint Development Plan and allocation of those resources between the Parties, including, at a minimum, five (5) year financial budgets as detailed in the Financial Appendix; and

            (c)    timelines for each stage of preclinical and clinical investigation and other development activities of the Product.

From time to time, a JDC may agree upon further investigations or other development efforts to be undertaken by the Parties pursuant to this Agreement, including the scope and procedures for such investigations and the responsibilities of each Party with respect to such investigations, and that JDC shall update and amend the Joint Development Plan involved in writing as necessary.

ARTICLE IVB -- GENENTECH DEVELOPMENT

4.1b    Decision for Genentech Development. If the Parties agree that GENENTECH shall develop a Drug Candidate, then the provisions of this Article IVB shall apply.

4.2b    Genentech Development. Subject to Article 4.3b below, GENENTECH will use commercially reasonable efforts to develop a Drug Candidate which has been approved as such by both Parties, including performing pre-clinical and clinical research necessary to seek appropriate regulatory marketing approval or registration of a

Product based on the Drug Candidate. GENENTECH shall bear financial responsibility for worldwide Development Costs, including the development of a manufacturing process. GENENTECH shall provide ROCHE with reports outlining the results of each completed material pre-clinical and clinical study, and an analysis of such results. These reports shall be forwarded to ROCHE within thirty (30) days after the relevant study is completed and analyzed.

4.3b    Opt-in Option.

      (a)    Within sixty (60) days after each of the successful completion of the first Phase II Clinical Trial and successful completion of the first Phase III Clinical Trial for a particular Drug Candidate, GENENTECH shall notify ROCHE of such completion. In connection with such notification, GENENTECH shall provide ROCHE with all relevant information regarding the Drug Candidate, including the results of pre-clinical and clinical studies concluded to that date, third party rights (patent rights and royalty obligations) of which Genentech is aware and manufacturing process and cost information to the extent not previous provided to ROCHE and the amount of Development Costs for that Drug Candidate incurred by GENENTECH between the Decision Point and that date.

      (b)    At any time until ninety (90) days after receipt by ROCHE of all the information set forth in Section 4.3b(a) above for a given Drug Candidate that has just successfully completed the first Phase II Clinical Trial, ROCHE shall have the option ("Roche Opt-in Option 1") to elect to participate in future development and commercialization efforts and Operating Profit and Loss sharing for the given Drug Candidate. To exercise Roche Opt-in Option 1, ROCHE must provide written notice to GENENTECH within the ninety (90) day period after receipt of the information set forth in Section 4.3b(a) above. If ROCHE exercises Roche Opt-in Option 1, then ROCHE and GENENTECH shall share equally in development efforts and shall share equally Development Costs as set forth in Section 4.2a above beginning on the first day of the month in which Roche Opt-in Option 1 becomes effective. In consideration for exercising Roche Opt-in Option 1, ROCHE shall reimburse to GENENTECH (a) sixty-two and one-half percent (62.5%) of the unreimbursed Development Costs incurred by GENENTECH between the Decision Point and the first day of the month in which Roche Opt-in Option 1 becomes effective and (b) interest on fifty percent (50%) of all such unreimbursed Development Costs incurred by GENENTECH, calculated at LIBOR plus two percent (2%), compounded on an annual basis, through the date of the exercise of Roche Opt-in Option 1, collectively payable within thirty (30) days after ROCHE receives an accounting from GENENTECH for such Development Costs.

      (c)     At any time until ninety (90) days after receipt by ROCHE of all the information set forth in Section 4.3b(a) above for a given Drug Candidate that has just successfully completed the first Phase III Clinical Trial, ROCHE shall have the option ("Roche Opt-in Option 2") to elect to participate in future development and commercialization efforts and Operating Profit and Loss sharing for the given Drug Candidate. To exercise Roche Opt-in Option 2, ROCHE must provide written notice to GENENTECH within the ninety (90) day period after receipt of the information set forth in Section 4.3b(a) above. If ROCHE exercises Roche Opt-in Option 2, then ROCHE and GENENTECH shall share equally in development efforts and Development Costs as set forth in Section IVA above beginning on the first day of the month in which ROCHE exercises Roche Opt-in Option 2. In consideration for exercising Roche Opt-in Option 2, ROCHE shall reimburse to GENENTECH (a) seventy-five percent (75%) of the unreimbursed Development Costs incurred by GENENTECH between the Decision Point and the first day of the month in which ROCHE exercises Roche Opt-in Option 2, and (b) interest on fifty percent (50%) of all such unreimbursed Development Costs incurred by GENENTECH, calculated at LIBOR plus two percent (2%), compounded on an annual basis, through the date of exercise of Roche Opt-in Option 2, collectively payable within thirty (30) days after ROCHE receives an accounting from GENENTECH for such Development Costs.

4.4b    Creation of Joint Development Committee. As soon as possible after ROCHE exercises Roche Opt-in Option 1 or Roche Opt-in Option 2, the Parties shall create a JDC as provided for in Section 4.4a. The JDC shall meet as provided for in Section 4.5a. Decisions shall be made as provided for in Section 4.6a. The duties of the JDC shall be as provided for in Section 4.7a, using a Joint Development Plan as provided for under Section 4.8a. For all activities contemplated under Article IVB involving the JDC, the activities described in Article IVA shall be modified to reflect the state of development at the time the Opt-in was exercised by ROCHE.

ARTICLE IVC - ROCHE DEVELOPMENT

4.1c    Decision for Roche Development. If the Parties agree that ROCHE shall develop a Drug Candidate, then the provisions of this Article IVC shall apply.

4.2c    Roche Development. Subject to Article 4.3c below, ROCHE will use commercially reasonable efforts to develop a Drug Candidate which has been approved as such by both Parties, including performing preclinical and clinical research necessary to seek appropriate regulatory marketing approval or registration of a Product based on the Drug Candidate. ROCHE shall bear financial responsibility for worldwide Development Costs, including the development of a manufacturing process. ROCHE shall provide GENENTECH with reports outlining the results of each completed material pre-clinical and clinical study, and an analysis of such results. These reports shall be forwarded to GENENTECH within thirty (30) days after the relevant study is completed and analyzed.

4.3c    Opt-in Option.

      (a)    Within sixty (60) days after each of the successful completion of the first Phase II Clinical Trial and the successful completion of the first Phase III Clinical Trial for a particular Drug Candidate, ROCHE shall notify GENENTECH of such completion. In connection with such notification, ROCHE shall provide GENENTECH with all relevant information regarding the Drug Candidate, including the results of pre-clinical and clinical studies concluded to that date third party rights (patent rights and royalty obligations) of which ROCHE is aware and manufacturing process and cost information to the extent not previously provided to GENENTECH and the amount of Development Costs for that Drug Candidate incurred by ROCHE between the Decision Point and that date.

      (b)    At any time until ninety (90) days after receipt by GENENTECH of all the information set forth in Section 4.3c(a) above for a given Drug Candidate that has just successfully completed the first Phase II Clinical Trial, GENENTECH shall have the option ("Genentech Opt-in Option 1") to elect to participate in future development and commercialization efforts and Operating Profit and Loss sharing for the given Drug Candidate. To exercise Genentech Opt-in Option 1, GENENTECH must provide written notice to ROCHE within the ninety (90) day period after receipt of the information set forth in Section 4.3c(a) above. If GENENTECH exercises Genentech Opt-in Option 1, then GENENTECH and ROCHE shall share equally in development efforts and shall share equally in the Development Costs as set forth in Section 4.2a above beginning on the first day of the month in which Genentech Opt-in Option 1 becomes effective. In consideration for exercising Opt-in Option 1, GENENTECH shall reimburse to ROCHE (a) sixty-two and one-half percent (62.5%) of the unreimbursed Development Costs incurred by ROCHE between the Decision Point and the first day of the month in which Genentech Opt-in Option 1 becomes effective and (b) interest on fifty percent (50%) of all such unreimbursed Development Costs incurred by ROCHE, calculated at LIBOR plus two percent (2%), compounded on an annual basis, through the date of the exercise of Genentech Opt-in Option 1, collectively payable within thirty (30) days after GENENTECH receives an accounting from ROCHE for such Development Costs.

      (c)    At any time until ninety (90) days after receipt by GENENTECH of all the information set forth in Section 4.3c(a) above for a given Drug Candidate that has just successfully completed the first Phase III Clinical Trial, GENENTECH shall have the option ("Genentech Opt-in Option 2") to elect to participate in future development and commercialization efforts and Operating Profit and Loss sharing for the given Drug Candidate. To exercise Genentech Opt-in Option 2, GENENTECH must provide written notice to ROCHE within the ninety (90) day period after receipt of the information set forth in Section 3.3b(a) above. If GENENTECH exercises Genentech Opt-in Option 2, then GENENTECH and ROCHE shall share equally in development efforts and Development Costs as set forth in Section IVA above beginning on the first day of the month in which GENENTECH exercises Genentech Opt-in Option 2. In consideration for exercising Genentech Opt-in Option 2, GENENTECH shall reimburse to ROCHE (a) seventy-five percent (75%) of the unreimbursed Development Costs incurred by ROCHE between the Decision Point and the first day of the month in which GENENTECH exercises Opt-in Option 2, and (b) interest on fifty percent (50%) of all such unreimbursed Development Costs incurred by ROCHE, calculated at LIBOR plus two percent (2%), compounded on an annual basis, through the date of exercise of Genentech Opt-in Option 2, collectively payable within thirty (30) days after GENENTECH receives an accounting from ROCHE for such Development Costs.

4.4c    Creation of Joint Development Committee. As soon as possible after GENENTECH exercises Genentech Opt-in Option 1 or Genentech Opt-in Option 2, the Management Committee shall create a JDC as provided for in Section 4.4a. The JDC shall meet as provided for in Section 4.5a. Decisions shall be made as provided for in Section 4.6a. The duties of the JDC shall be as provided for in Section 4.7a, using a Joint Development Plan as provided for under Section 4.8a. For all activities contemplated under Article IVC involving the JDC, the activities describe in Article IVA shall be modified to reflect the state of development at the time the Opt-in was exercised by GENENTECH.

ARTICLE V - MARKETING, PROMOTION, AND SALES

5.1     Marketing and Sales Scenarios. Five possible marketing, promotion and sales scenarios can arise depending upon whether development is made pursuant to Article IVA or Article IVB or Article IVC, and whether an Opt-in Option has been exercised in the case of Article IVB and Article IVC. Scenario 1 is where development proceeded under Article IVA (and neither Party has exercised its Opt-out Option). Scenario 2 is where development proceeded under Article IVB and ROCHE has not opted in. Scenario 3 is where development proceeded under Article IVB and ROCHE has opted in. Scenario 4 is where development proceeded under Article IVC and GENENTECH has not opted in. Scenario 5 is where development proceeded under Article IVC and GENENTECH has opted in. In all scenarios, the Party that markets the Product in a given country is fully responsible for all marketing and sales activity in such country, except that if the Parties have co-promotion rights in the US, their respective responsibilities shall be as set forth in Appendix B (the Party booking sales in the US is referred to in such Appendix as the "Lead Party").

5.2     Scenario 1. Under Scenario 1, GENENTECH has the first right to book sales in the US for a particular Product, to have the tie-breaking decisional authority on the JDC and JCC with respect to developing and commercializing that Product in the US, and to share Operating Profits and Losses in the US in the ratio of 48:52 (GENENTECH:ROCHE) for the first Product and 49:51 (GENENTECH:ROCHE) for each Product thereafter. In order to exercise this right, Genentech shall provide written notice to Roche of such exercise at any time prior to thirty (30) days after completion of the first Phase II Clinical Trial utilizing that Product. If GENENTECH does not exercise this right, then ROCHE shall have the next right to book sales in the US for such Product, to have the tie-breaking decisional authority on the JDC and JCC with respect to developing and commercializing that Product in the US, and share Operating Profits and Losses in the US in the ratio of 48:52 (ROCHE:GENENTECH) for the first Product and 49:51 (ROCHE:GENENTECH) for each Product thereafter. In order to exercise such right, ROCHE shall provide written notice to GENENTECH of such exercise within sixty (60) days after completion of the first Phase II Clinical Trial utilizing that Product. If neither Party wants to exercise its right set forth under this Section 5.2 to book sales at the applicable ratio and to have certain tie-breaking decisional authority, then the Parties shall use a random selection process to determine which Party will book sales in the US. In that case, the Parties shall make decisions by consensus on the JDC and JCC with respect to developing and commercializing that Product in the US and shall share Operating Profits and Losses in the US in the ratio of 50:50. Thereafter, for the next such Product for which neither Party exercises its right hereunder with respect to booking of US sales and decisional authority, the Party which did not book sales for the preceding similarly situated Product shall book US sales. For each such similarly situated Product thereafter, the Parties shall alternate booking of US sales. At the request of a Party, the Parties shall discuss and review whether one Party has disproportionately benefited from the selection process described in the previous four sentences and if so, the Parties shall consider in good faith appropriate adjustments so that the Parties are treated equitably. In the US, the Parties co-promote all Products. In the ROW, ROCHE markets, sells, promotes and books sales for all Products. The Parties shall share Operating Profits and Losses in the ROW in the ratio of 50:50.

5.3     Scenario 2. Under Scenario 2, GENENTECH markets, sells, promotes and books sales for Products in the US and ROW.

5.4     Scenario 3. Under Scenario 3, in the US, GENENTECH books sales and the Parties co-promote all Products. In the ROW, ROCHE markets, sells, promotes and books sales for all Products.

5.5     Scenario 4. Under Scenario 4, ROCHE markets, sells, promotes and books sales for Products in the US and ROW.

5.6     Scenario 5. Under Scenario 5, in the US, ROCHE books sales and the Parties co-promote all Products. In the ROW, ROCHE markets, sells, promotes and books sales for all Products.

5.7     Joint Commercialization Committee. (a) Under Scenarios 1, 3 and 5 above, a JCC shall be established by the Management Committee for the purpose of overseeing and managing the worldwide commercialization of a Product. The JCC's responsibilities shall include: (i) developing appropriate global marketing plans for the Product, including appropriate budgets associated with such plans; (ii) developing global positioning and marketing strategies for a Product; (iii) reviewing and approving Product trade dress; (iv) approving the pricing of a Product in all countries; and (v) developing strategies with respect to, and planning and coordinating, external communications by the Parties with respect to commercialization of a Product.

      (b)    The JCC shall have an equal number of members appointed by each Party. The JCC shall initially be comprised of three (3) members from each Party. Each Party shall notify the other Party of any change in the identities of its appointed members prior to making any such change.

      (c)    In general, all decisions of the JCC shall be made by consensus of the Committee representatives; provided, however, that in cases where such consensus cannot be reached, the matter will be referred to the head of the Commercial organization at ROCHE and the head of the Commercial organization at GENENTECH for decision (or their respective designees). Notwithstanding the foregoing, under Scenario 1, under certain circumstances set forth in Section 5.2, one Party shall have the tie-breaking decisional authority on the JCC as set forth therein.

ARTICLE VI - PROFIT AND LOSS SHARING; ROYALTIES

6.1     Joint Finance Committee. Within sixty (60) days after the Effective Date, the Parties shall form a JFC comprised of two (2) representatives from ROCHE and two (2) representatives from GENENTECH. The JFC shall meet on an as needed basis to review and discuss financial activities and issues relating to this Agreement.

6.2     Profit and Loss Sharing. Under Scenario 1 (except if a Party has exercised its Opt-out Option or the Parties have agreed otherwise), the Parties agree to share all Operating Profits and Losses in the manner set forth in Section 5.2 above. Under Scenario 3 and Scenario 5, the Parties agree to share all worldwide Operating Profits and Losses on a 50:50 basis. The definitions principles and mechanisms for the sharing of Operating Profits and Losses are set forth in the Financial Appendix attached hereto as Appendix A and incorporated by reference. The term of such sharing of Operating Profits and Losses for a particular Product shall continue so long as that Product is sold anywhere in the world. Under Scenario 1, if a Party has exercised its Opt-out Option, then it shall be entitled to royalties pursuant to Section 6.4.

6.3     Royalties. Under Scenario 2 and Scenario 4, the Party that markets the Product shall pay to the other Party a royalty on worldwide Net Sales of one percent (1%) on such Product.

6.4     Royalties after Exercise of Opt-out Option. If a Party has exercised its Opt-out Option and the other Party has not exercised its Opt-out Option for a particular Drug Candidate or Product resulting therefrom, then the Party that markets such resulting Product shall pay to the Party that exercised its Opt-out Option a royalty on worldwide Net Sales of such Product as follows:
If Opt-out Occurs	Royalty
Before administration of Drug Candidate to a human	1%
From administration of Drug Candidate to a human until initiation of first Phase III Clinical Trial	3%
From initiation of first Phase III Clinical Trial through first Approval Application/Registration	5%

6.5     Term of Royalties. On a Product-by Product and country-by-country basis, the obligation to pay royalties under Sections 6.3 and 6.4 above with respect to a Product shall terminate fifteen (15) years after the first commercial sale of such Product in such country.

6.6     Payment of Third Party Royalties. For clarity, without limiting the foregoing, the Party that owes royalties to the other Party under Section 3.8(a)(i), 6.3 or 6.4 shall also be financially responsible for any and all applicable third party royalties or license fees for the applicable Product for which it has sole marketing rights.

6.7     Restrictions on Transfer of Funds.

      (a)    If a Party ships a Product into a country for sale in that country and, at the time of shipment, such country has legal restrictions which prevent the prompt remittance of part or all of the royalty on Net Sales of the Product in that country, such Party shall be obligated to make the royalty payments in immediately available funds to such account as the other Party shall designate.

      (b)    If a Party ships a Product into a country for sale in that country and such country subsequently imposes legal restrictions which prevents the prompt remittance of part or all of the royalty on Net Sales of that shipment of the Product in that country, such Party shall be obligated to --

            (i)    pay such portion of the royalty payments as permitted by the law of the country in immediately available funds to such account as the other Party shall designate, and

            (ii)    pay the remainder of such royalty payments to such account as the other Party shall designate in a bank in such country.

In event of (ii) above, the Parties shall discuss in good faith the best means of utilizing the funds on deposit in such country. Shipments of Product into such country after the imposition of legal restrictions which prevents the prompt remittance of part or all of the royalty on Net Sales shall be subject to subsection (a) of this Section 6.7.

6.8     Records. A Party making royalty payments agrees to keep for at least three (3) years, records of all sales of Products in each country in sufficient detail to permit the other Party to confirm the accuracy of the calculations with respect to payment of royalties. Once a year, at the request and the expense of the Party requesting the audit and upon at least ten (10) days' prior written notice, the receiving Party will elect whether to have the other Party's officially appointed world-wide auditor or another internationally-recognized independent certified public accountant, whose appointment will not be unreasonably withheld by the other Party, examine the previously unaudited records of the other Party in a manner sufficient to report to the receiving Party on the accuracy of the paying Party's royalty and sharing of Operating Profit and Losses calculations. Such audit shall occur at the time the paying Party normally conducts audits of this type, and shall be limited to results in the twelve (12) calendar quarters prior to audit notification. Both parties reserve the right to redact confidential information not relevant to making such verification from such records prior to examination by such accountant. Written results of any such examination shall be made available to both Parties. If such examination reveals an underpayment of royalties, Operating Profits and Losses, or Development Costs for the time period being examined by five percent (5%) or more, the paying Party shall pay all costs of such examination. If such examination concludes that additional royalties, Operating Profits and Losses, or Development Costs are owed, then the additional amounts shall be paid within thirty (30) days of the date such accountant's written report is available. If such examination concludes that there has been an overpayment of royalties, Operating Profits and Losses, or Development Costs by a Party, then the excess shall be credited against the next payment owed by that Party. This Section 6.8 shall survive any termination of this Agreement for a period of six (6) years.

ARTICLE VII - PRODUCTION AND SUPPLY

7.1     Party Responsibilities. For Joint Development under Article IVA, provided that neither Party has exercised its Opt-out Option, both Parties shall determine responsibility for the development of a manufacturing process and facilities for all Drug Candidates and Products and specify a Responsible Party. The Responsible Party shall evaluate both internal and third party manufacturing to achieve maximum value (including quality and cost) for supplying Drug Candidates and Products. For GENENTECH Development under Article IVB, GENENTECH shall be the Responsible Party and solely responsible for the development of a manufacturing process and facilities for all Drug Candidates and Products and for producing and supplying to both Parties (i) all quantities of Drug Candidates needed by a Party to conduct research and (ii) Clinical Requirements and Commercial Requirements. For ROCHE Development under Article IVC, ROCHE shall be the Responsible Party and solely responsible for the development of a manufacturing process and facilities for all Drug Candidates and Products and for producing and supplying to both Parties (i) all quantities of Drug Candidates needed by a Party to conduct research and (ii) Clinical Requirements and Commercial Requirements. The Parties shall, at least three (3) months before the initiation of Phase III Clinical Trials for a given Product, negotiate in good faith and conclude a production and supply agreement for Clinical Requirements of such Product, which requirements shall be supplied at the cost set forth in Section 7.2 below.

7.2     Supply of Clinical Requirements. Unless the other Party exercises its Opt-out Option for a Drug Candidate, the Responsible Party shall use commercially reasonable efforts to supply the other Party with the other Party's Clinical Requirements for that Drug Candidate pursuant to a mutually agreeable production schedule based on the other Party's reasonable forecast of its Clinical Requirements. The other Party shall reimburse the Responsible Party for the Responsible Party's Fully Burdened Manufacturing Cost for such Clinical Requirements with payment for shipments of such Clinical Requirements to be made within ninety (90) days after the receipt and acceptance of each shipment of Clinical Requirements. The Responsible Party shall not be obligated to supply Clinical Requirements to the other Party other than in accordance with the quantities mutually agreed to and at the approximate dates of delivery mutually agreed to. All transportation and packing and similar costs shall be borne by the other Party. Title and risk of loss shall pass to the other Party upon delivery by the Responsible Party to the other Party. The Parties shall agree on specifications for the Clinical Requirements, and the Clinical Requirements delivered by the Responsible Party shall meet those specifications. The Responsible Party shall not favor the supply of its own clinical requirements of a Product over the other Party's Clinical Requirements.

7.3     Supply of Commercial Requirements. Unless the other Party exercises its Opt-out Option for a Drug Candidate or Product, the Responsible Party shall supply the other Party with the other Party's Commercial Requirements for that Product and the other Party agrees to purchase its Commercial Requirements for that Product from the Responsible Party. The other Party shall reimburse the Responsible Party for such Commercial Requirements at one hundred and twenty percent (120%) of the Responsible Party's Fully Burdened Manufacturing Cost. The supply and purchase of Commercial Requirements shall be pursuant to a Supply Agreement with terms and conditions to be negotiated, finalized and executed prior to the filing of the first Approval Application/Registration for that Product.

7.4     Third Party Contractor. The Responsible Party may contract the supply of Clinical Requirements or Commercial Requirements to an independent third party, provided that the other Party is provided the opportunity to produce such supply itself at a price that is the same or lower than the price proposed by such independent third party manufacturer.

7.5     Manufacturing Termination Option. Upon three (3) years' prior written notice to the other Party, the Responsible Party may cease the production of the other Party's Commercial Requirements pursuant to the provisions of this Section 7.5. If the Responsible Party provides such notice, then the other Party, at its request, shall have the Manufacturing Technology transferred to it or to a third party free of charge (except for royalties or license fees required to be paid to third parties under existing contractual obligations with respect to the Manufacturing Technology) pursuant to an agreed upon technology transfer agreement and plan, in which case the other Party will have an exclusive, royalty free, sublicenseable right to use the Manufacturing Technology solely to make, have made, use and sell that Product.

7.6     Responsible Party's Inability to Manufacture. If the Responsible Party is unable or unwilling for any reason to supply the other Party's reasonable Clinical Requirements or Commercial Requirements as required by this Agreement and such inability or unwillingness results in, or is reasonably likely to have, an adverse material impact on the other Party's ability to conduct clinical trials or to sell a Product as permitted hereunder or to otherwise exercise its rights or fulfill it obligations hereunder, then the other Party shall provide notice of such adverse material impact or the likelihood of such adverse material impact to the Responsible Party and the other Party shall have the right to manufacture the Product in addition to any other remedy that may be available to it.

7.7     Exercise of Opt-out Option. If the Responsible Party exercises its Opt-out Option, the other Party shall thereafter have the royalty-free (subject to the other Party's payment of applicable third party royalties or license fees) right and license to produce and supply all of the other Party's Clinical Requirements and Commercial Requirements for that Drug Candidate or Product for use and sale throughout all the Territories. Upon exercise by the Responsible Party of its Opt-out Option, the Responsible Party shall transfer in an expeditious manner as is reasonable all of the Manufacturing Technology for that Drug Candidate or Product to the other Party pursuant to an agreed upon technology transfer agreement and plan.

ARTICLE VIII - LICENSE GRANTS

8.1     License Grants. Subject to the rights and obligations contained herein, (i) each Party ("Licensor") grants to the other Party ("Licensee") an exclusive right and license to use the Licensor's Know-How and practice the Licensor's Patents, to sell and offer for sale Products in portion of the Territory for which this Agreement authorizes such Party to sell Products; (ii) Licensor grants to Licensee a semi-exclusive right and license to use Licensor's Know-How and practice the Licensor's Patents to use and import Drug Candidates and Products in the portion of the Territory for which this Agreement authorizes such Party to market Products; (iii) Licensor grants Licensee a semi-exclusive right and license to use the Licensor's Know-How and to practice the Licensor's Patents to make or have made Product in accordance with the provisions of Article VII.

8.2     Sublicenses. Each Party shall have the right to grant sublicenses under this Agreement or any of its provisions (i) except that neither Party shall have any right to grant a sublicense to another party to use, market or sell a Product in the US during such time as the other Party maintains a right or contingent right to co-promote that Product in the US; and (ii) a Party shall have the right to grant a sublicense to use, market or sell a Product in any country to another party at any time that the other Party has no right or contingent right to co-promote that Product in that country.

8.3     Trademarks. Unless one Party has exercised its Opt-out Option, the Parties shall discuss in good faith the selection and use of one or more trademarks to be used worldwide for each Product.

ARTICLE IX - COMMERCIALIZATION DILIGENCE

Any exclusive license granted to a Party by the other Party in Article VIII above shall be conditioned, in each Major Country in the Territory for which the other Party has exclusive rights, on the other Party using commercially reasonable efforts to expeditiously conduct development activities with respect to the Drug Candidate and Product involved, to obtain regulatory approval to sell that Product, and to sell that Product in a manner so as to maximize that Product's revenue potential. Such efforts shall be at least as diligent as those used for its own products having an analogous commercial potential. Unless the other Party has exercised its Opt-out Option, the other Party shall inform the Party granting the exclusive license of the progress of its efforts to develop, register, market and sell such Product in those countries in that Territory for which the other Party has exclusive rights. Such progress reports shall be made annually by September 30th of each year. For each such country in the Territory for which the other Party has exclusive rights such progress reports shall include information on

            a)    status of, and plans for, clinical trials needed for registration of that Product;

            b)    status of, and plans for, registering that Product for sale; and

            c)    forecasted sales of that Product or the Net Sales of that Product if any are registered.

ARTICLE X - CONFIDENTIALITY AND PUBLICATIONS

10.1     Confidential Information. During the course of this Agreement, the Parties may receive from each other information belonging solely to the disclosing Party, which is proprietary and confidential and of significant commercial value to the disclosing Party. Such information as well as Know-How owned solely by a Party, so long as such Know-How is not generally ascertainable from publicly available information, shall be deemed "Information" as that term is used in the Mutual Confidentiality Agreement and the Parties agree that such Information shall be subject to the terms and provisions of the Mutual Confidentiality Agreement. All Know-How and confidential information which is derived from activities which are paid for by both Parties shall be jointly owned by both Parties and each Party shall be free to use or disclose such Know-How or confidential information in any manner it chooses.

10.2     Sharing of Data. The Parties agree that free and open communication of ideas and sharing of data and materials relating to a Joint Research Plan or a Joint Development Plan are essential to this collaboration. The Parties agree to report and update each other (including their respective Joint Committee representatives) on a regular basis regarding the progress and results of their respective activities under the Joint Research Plan or Joint Development Plan. Any such report or update shall be considered confidential information (as defined in Section 10.1) of the disclosing Party for purposes of this Agreement if such report or update satisfies the requirements of Section 10.1.

10.3     Publications. Notwithstanding Section 10.1, each Party shall be free to publish or publicly disclose the results of its research and development activities hereunder to the extent that such publication or public disclosure will not result in the disclosure of Information of the other Party. Each Party shall submit any proposed publication which may contain Information of the other Party at least thirty (30) days in advance to the other Party to allow that Party to review such planned publication. The reviewing Party shall have the authority to require deletion from any such planned publication of any Information of the reviewing Party. This Agreement shall not prohibit or restrict either Party from publishing or publicly disclosing the results of research or development conducted solely by the Party using materials and information not supplied to it by the other Party pursuant to this Agreement.

10.4     Restrictions on Transfer of Proprietary Materials. Each Party agrees, with respect to any proprietary materials, substances, reagents or the like (except Product) received from the other Party (Materials), that such materials shall be subject to the provisions of Mutual Agreement for Supply of Research Material entered into between GENENTECH and Roche Holding Ltd. as of July 7, 1991.

ARTICLE XI - INVENTIONS AND PATENTS

11.1    Sole Inventions. Either Party may independently and separately make inventions in the course of this Agreement relating to a Molecule, Drug Candidate, or Product or to its administration, formulation or clinical use. In such event, the Party making the invention shall be the sole owner of that invention and of any patent applications and patents thereon (including inventor's certificates) and shall be solely responsible for the filing, prosecution and maintenance of all such patent applications and patents, subject to the licenses granted under this Agreement. The non-inventing Party shall have no right to practice inventions claimed in any patent resulting from a sole invention of the other Party or any Know-How owned solely by the other Party for any purpose outside of this Agreement. Each Party shall be free to use all Patents or Know-How or any other technology or information owned solely by it or owned together with the other Party for any purpose at any time without charge, consistent with the provisions of this Agreement.

11.2    Joint Inventions. Any inventions relating to a Molecule, Drug Candidate, or Product or to its administration, formulation or clinical use and arising from the Parties' efforts under this Agreement and that are jointly made by both Parties (i.e., an invention in which one or more inventors from each Party, including individuals normally obliged to assign an invention to a Party, have made an inventive contribution as determined by United States Patent Law), and any patent applications and patents thereon, shall be jointly owned by the Parties. The filing, prosecution and maintenance of any patent applications thereon will be under the control of the Party from whom the majority of data underlying such patent application arises ("Principal Party"). The Principal Party shall have the right (but not the obligation), consistent with its obligations under this Agreement, to undertake such filings, prosecutions and maintenance at its sole expense, provided that: (a) the Principal Party provides the other Party with a copy of any such proposed patent application one (1) month before the filing of such patent application by the Principal Party; (b) the Principal Party informs the other Party within eight (8) months from the filing of the priority application whether and in which countries it intends to file convention applications; (c) the Principal Party provides the other Party promptly with copies of all material communications received from or filed in patent office(s) with respect to such filings; and (d) the Principal Party provides the other Party a reasonable time prior to taking or failing to take any action that would affect the scope or validity of rights under any patent applications or patents (including but not limited to substantially narrowing or canceling any claim, abandoning any patent or not filing or perfecting the filing of any patent application in any country), with notice of such proposed action or inaction sufficiently in advance that the other Party has a reasonable opportunity to review and make comments. If the Principal Party breaches the foregoing obligations regarding updating and consultation, and such breach is not cured within thirty (30) days of a written notice from the other Party to the Principal Party describing such breach, or if the Principal Party does not inform the other Party that it intends to file or undertake a prosecution action with respect to a patent application within forty-five (45) days of, or fails to undertake the filing of or a prosecution action with respect to a patent application or to take an appropriate action to maintain a patent in any country within ninety (90) days of, a written notice by the other Party to the Principal Party stating that the other Party believes filing of or taking a or prosecution action with respect to such an application or taking an appropriate action to maintain a patent is appropriate, then the other Party may undertake such filing, prosecution and maintenance at its sole expense, in which case the Principal Party shall assign all its rights to such invention to the other Party, and any patent application and subsequently issued patent thereon shall be owned solely by the other Party. If a Party has exercised its Opt-out Option, then the other Party shall have control of the filing, prosecution and maintenance of all such patent applications throughout the Territory. Each Party shall be free to practice inventions claimed in any joint patents in any manner they choose without compensation to the other Party.

11.3    Third Party Infringement.

      (a)    If GENENTECH or ROCHE becomes aware of any infringement by a third party of any Patents in any country, whether solely or jointly held, then each Party shall inform the other in writing of all available evidence and details available concerning such infringement. Before taking any action, the Parties shall consult with each other as to the best manner in which to proceed. Either Party which is the sole owner of a Patent shall have the sole right but not the obligation to bring, defend, and maintain any appropriate suit or action or to control the conduct thereof against the infringer. If a Party which is the sole owner of a Patent declines to bring, defend and maintain any appropriate suit or action or to control the conduct thereof against the infringer, then upon consent of the owner, the other Party may bring, defend and maintain such action on the solely owned Patent, and the sole owner of the Patent shall provide reasonable cooperation to with the other Party in such action at the other Party's expense. Whenever there is profit and loss sharing among the Parties (i.e. Scenario 1 [without an exercised Opt-out Option], Scenario 3, or Scenario 5) and the Parties have agreed to a particular patent litigation, then the Parties shall share equally all expenses regarding that patent litigation and share equally all recoveries due to any such action. If there are royalty payments (i.e. Scenario 1 [where the Opt-out Option has been exercised], Scenario 2, or Scenario 4), then the marketing Party shall pay all expenses and keep all recoveries from such action (subject to payment of such royalties to the other Party by including such recovery in the calculation of Net Sales) if the marketing Party is solely pursuing such action. If the Party bringing an action on a solely owned Patent requests the other Party to join in such suit or action, the other Party shall provide reasonable cooperation and execute all papers and perform such other acts as may be reasonably required.

      (b)    If GENENTECH and/or ROCHE are sued or threatened with suit in any country by a third party who claims that the manufacture, use or sale of a Product is an infringement of one or more claims of a patent owned or controlled by the third party, then if GENENTECH and ROCHE are sharing Operating Profits and Losses pursuant to Section 6.2, GENENTECH and ROCHE shall share equally the costs in defending such suit or threatened suit. If the settlement of a lawsuit or threatened lawsuit or other action which the Parties consent to the terms of or a judgment arising out of a lawsuit requires any payments to a third party or license from a third party in order to manufacture, use or sell Product in a country, then the Party receiving royalties for Net Sales in that country agrees to reduce the royalty specified in this Agreement such that GENENTECH and ROCHE share equally the cost of any such payments and/or license fees including royalties.

11.4    Third Party Patents. If the Responsible Party is producing Clinical Requirements or Commercial Requirements for the other Party and either Party becomes aware of any patents or other appropriate intellectual property belonging to a third party which either Party reasonably believes that, in the absence of a license thereto, the Responsible Party would infringe by virtue of the Responsible Party's manufacture of that Product, then the Responsible Party shall advise the other Party of such. The Parties shall thereafter discuss a means of resolving such potential infringement including one Party or the other (or jointly) taking a license to such patent or other intellectual property. If as a result of an agreement between the Parties, the Responsible Party acquires a license to such patent or other intellectual property, then the associated intellectual property acquisition and licensing costs shall be deemed to be part of the Other Operating Income/Expense as defined in the Financial Appendix. If the Responsible Party insists that such a license is necessary but the other Party does not agree, or if the other Party is not willing to agree to terms for such a license that are acceptable to the Responsible Party and to the third party patent or intellectual property owner, then the other Party shall defend, indemnify and hold harmless the Responsible Party and the other Party from and against all third party costs, claims, suits, expenses (including reasonable attorney's fees) and damages arising out of or resulting from any infringement by the Responsible Party of such patent or intellectual property which covers the manufacture of that Drug Candidate or Product. If the other Party insists that such a license is necessary but the Responsible Party does not agree or if the Responsible Party is not willing to agree to terms for such a license that are acceptable to the other Party and to the third party patent or intellectual property owner, then the Responsible Party shall defend, indemnify and hold harmless the other Party from and against all third party costs, claims, suits, expenses (including reasonable attorneys fees) and damages arising out of or resulting from any infringement by the Responsible Party or the other Party of such patent or intellectual property which covers the manufacture of that Product. The provisions of the previous two sentences shall not be transferable to any other party or person.

ARTICLE XII - LIABILITY

12.1     No Liability. Neither Party shall be liable to the other Party for indirect, incidental or consequential damages arising out of the terms or conditions of this Agreement or to that Party's performance or lack thereof hereunder.

12.2     ROCHE Indemnification. ROCHE shall defend, indemnify and hold harmless GENENTECH from and against all costs, claims, suits, expenses (including reasonable attorneys' fees) and damages (collectively "Claims") arising out of or resulting from ROCHE's negligence or misconduct in its manufacture of Drug Candidate or

Products or from ROCHE's marketing, sale or use of Products or Drug Candidates. The foregoing indemnification shall not extend to any Claims which arise or result from GENENTECH's negligence or willful misconduct or from any defect in GENENTECH's manufacture of Products or Drug Candidates. The foregoing indemnification shall be conditioned upon GENENTECH (i) providing written notice to ROCHE within twenty (20) days after GENENTECH has been given written notice of such Claim; (ii) permitting ROCHE the opportunity to assume full responsibility (at ROCHE's expense) for the investigation and defense of any such Claim; and (iii) not settling or compromising any such Claim without ROCHE's prior written consent.

12.3     GENENTECH Indemnification. GENENTECH shall defend, and indemnify and hold harmless ROCHE from and against all costs, claims, suits, expenses (including reasonable attorneys' fees) and damages (collectively Claims) arising out of or resulting from GENENTECH's negligence or misconduct in its manufacture of Drug Candidates or Products or from GENENTECH's marketing, sale or use of Products or Drug Candidates. The foregoing indemnification shall not extend to any Claims which arise as a result from ROCHE's negligence or willful misconduct or from any defect in ROCHE's manufacture of Products or Drug Candidates. The foregoing indemnification shall be conditioned upon ROCHE (i) providing written notice to GENENTECH within twenty (20) days after ROCHE has knowledge of such Claim; (ii) permitting GENENTECH the opportunity to assume full responsibility (at GENENTECH's expense) for the investigation and defense of any such Claim; and (iii) not settling or compromising of any such Claim without GENENTECH's prior written consent.

ARTICLE XIII - TERM AND TERMINATION

13.1     Term. Unless terminated earlier pursuant to this Article XIII, this Agreement is effective as of the Effective Date and shall remain in full force and effect for so long as the Parties collaborate on research under this Agreement or, with respect to a Drug Candidate or Product, for so long as a Drug Candidate or Product continues to be sold by a Party or a sublicensee.

Upon expiration of the term of this Agreement, each Party shall have a fully paid up license under the other Party's Patents and Know-How and any other intellectual property, except trademarks, to make, have made, use and sell that Drug Candidate and Product in that country.

13.2     Termination.

      (a)    The Parties may mutually agree in a writing signed by both Parties to terminate this Agreement with respect to any Drug Candidate or Product in any country in the Territory.

      (b)    Either Party may terminate this Agreement with respect to any Drug Candidate or Product

                  (i)    in any country in the Territory effective upon any material breach by the other Party of the terms or conditions of this Agreement with respect to such Drug Candidate or Product in such country, which breach cannot be, or is not, cured within sixty (60) days of a written notice by the non-breaching Party specifying such breach and stating its intention to terminate this Agreement, or

                  (ii)    in the entire Territory effective upon the other Party becoming insolvent or bankrupt or making an assignment for the benefit of its creditors, upon appointment of a trustee or receiver for the other Party or all or substantially all of its assets, or upon the filing of a voluntary or involuntary petition by or against the other Party under any bankruptcy or insolvency law, the reorganization or rearrangement provisions of the United States Bankruptcy Code or any similar law.

      (c)    In such event of a termination under Sections 13.2(b)(i) of this Article, the terminating Party --

                  i)    shall have all rights and licenses granted by the terminating Party to the other Party herein with respect to that Drug Candidate or Product and the supply obligations of the other Party for that Drug Candidate or Product, if any, with respect to that country shall automatically terminate as of the date of termination with respect to that country and the terminating Party shall thereafter have all rights to make, have made, use and sell that Product in that country;

                  ii)    the terminated Party shall promptly transfer and assign to the dossier and the registration and all associated data, information, results and documents for that Drug Candidate or Product in that country to the terminating Party;

                  iii)    the Parties shall discuss and agree on a transfer of inventory for that Drug Candidate or Product from the terminated Party to the terminating Party; and

                  iv)    for a period of three (3) years thereafter the terminated Party shall not produce or sell that Drug Candidate or Product in that country unless the other Party consents in writing.

13.3     Unilateral Termination. Either Party shall have the right to unilaterally terminate its efforts to use, market and sell Products, on a Product-by-Product basis, in any country by giving ninety (90) days' notice to the other Party. If that Party (for the purposes of this Section 13.3 only, the "Terminating Party") decides to terminate its efforts in any country, then at the other Party's election, the other Party (the "Non-terminating Party") shall be granted a sole and exclusive license to all of the Terminating Party's rights with respect to all Products in that country at the royalty rates set forth in Section 6.3 above (and all Operating Profit and Loss sharing between the parties in effect at the time (if any) shall terminate). If the Non-terminating Party is granted such a license, the Terminating Party will transfer to the Non-terminating Party free of charge (except for the Terminating Party's reasonable out-of-pocket expenses which shall be reimbursed by the Non-terminating Party) all information, data, Product registrations and dossiers and any other regulatory and other documentation that the Terminating Party has developed or acquired for that Product for that country. In the event of a unilateral termination pursuant to this Section 13.3, for a period of three (3) years after such termination the Terminating Party shall not conduct research and development on or produce or sell that Drug Candidate or Product in that country.

13.4     Effect of Termination. Termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination, and shall not relieve either Party of any obligations that have accrued prior to such termination or any obligations that survive such termination. The provisions of Article VII, X, XI, XII, XIV and to the extent applicable, Section 6.6 shall survive any termination of this Agreement.

ARTICLE XIV - MISCELLANEOUS

14.1     Warranties. Each Party hereby represents and warrants that, as of the date hereof, it has the full right and authority to enter into this Agreement, and that it is not aware of any impediment that would inhibit its ability to perform its obligations under this Agreement.

14.2     Disclaimer of Certain Warranties. INFORMATION, REAGENTS AND MATERIALS TRANSFERRED FROM ONE PARTY TO ANOTHER IN THE COURSE OF THIS AGREEMENT ARE SUPPLIED AS IS WITHOUT WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, TITLE, FREEDOM FROM INFRINGEMENT OR FITNESS FOR A PARTICULAR USE.

14.3     Entire Agreement, Amendment. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, supersedes all prior agreements (except as provided for herein), understandings and communications, oral or written, relating to the subject matter hereof, and shall not be modified, altered or amended except by mutual written agreement of the Parties. For clarity, the Amended and Restated Agreement between Genentech, Inc. and F. Hoffman-La Roche Ltd Regarding Commercialization of Genentech's Products Outside the United States shall not apply to any Molecules, Drug Candidates or Products under this Agreement.

14.4     Failure to Enforce. The failure by either Party at any time or for any period of time to enforce any term or provision of this Agreement shall not be construed as a waiver of such term or provision or of the right of either Party to enforce each and every such term and provision.

14.5     Force Majeure. If either Party shall be delayed, interrupted in or prevented from the performance of any obligation hereunder by reason of Force Majeure including an act of God, fire, flood, war (declared or undeclared), terrorism, public disaster, strike or labor differences, governmental enactment, rule or regulation, or any other cause beyond such Party's control, such Party shall not be liable to the other therefor and the time for performance of such obligation shall be extended for a period equal to the duration of the contingency which occasioned the delay, interruption or prevention. The Party invoking such Force Majeure rights must notify the other Party within a period of fifteen (15) days, from the first and the last day of the Force Majeure unless the Force Majeure renders such notification impossible in which case notification will be made as soon as possible. If the delay resulting from the Force Majeure exceeds six (6) months, both Parties shall consult each other to find an appropriate solution.

14.6     Arbitration.  (a)  In the event of any dispute, controversy or claim arising out of or relating to this Agreement, the Parties shall try to settle such disputes, controversies or claims amicably between themselves. If the Parties are unable to so settle any such dispute, controversy or claim, then any dispute, controversy or claim arising out of or relating to any provision of this Agreement or the interpretation, enforceability, performance, breach, termination or validity hereof, including, without limitation, this arbitration clause shall be solely and finally settled by arbitration in the manner specified in this Section.

      (b)    If the Parties fail to agree, then any controversy, dispute or claim which may arise out of or in connection with this Agreement, or the breach, termination or validity thereof, shall be settled by final and binding arbitration, pursuant to the Rules of Compilation and Arbitration of the International Chamber of Commerce (Paris) as hereinafter provided.

                  (i)    The arbitration tribunal shall consist of three (3) arbitrators. Each Party shall nominate in the request for arbitration and the answer thereto one arbitrator and the two arbitrators so named will then jointly appoint the third arbitrator as chairman of the arbitration tribunal. If one Party fails to nominate its arbitrator or if the Parties arbitrators cannot agree on the person to be named as chairman within sixty (60) days, the Court of Arbitration of the International Chamber of Commerce shall make the necessary appointments for arbitrator or chairman.

                  (ii)    The place of arbitration shall be in New York City if GENENTECH requests arbitration or San Francisco, California if ROCHE requests arbitration or such other venue as the Parties may mutually agree, and the arbitration proceedings shall be held in English. The procedural law of the place of arbitration shall apply where the Rules are silent.

                  (iii)    The award of the arbitration tribunal shall be final and judgment upon such an award may be entered in any competent court or application may be made to any competent court for acceptance of such an award and order of enforcement.

14.7     Notices.  Requests, notices and reports required or permitted under this Agreement shall be in writing and shall be sent by telefax or telecopier (with written confirmation) or express mail to the address set forth below or such other address as a Party may designate from time to time in accordance with this Section:
to ROCHE:	F. Hoffmann-La Roche Ltd
Corporate Law Grenzacherstrasse 124 CH-4002 Basel, Switzerland

Hoffmann-La Roche Inc.
Corporate Secretary 340 Kinglsland Street Nutley, New Jersey 07110

to GENENTECH:	Genentech, Inc.
Corporate Secretary One DNA Way South San Francisco, California 94080 U.S.A.

With a copy to:	Genentech, Inc.
Vice President of Business Development One DNA Way South San Francisco, California 94080 U.S.A.

14.8     Use of Names. Neither Party will use or refer to this Agreement in any promotional activity, or use the marks of the other Party, without express prior written permission of the other Party. Both Parties shall refrain from making any public announcement or disclosure of this Agreement and its terms without the prior written consent of the other Party except as required by law.

14.9     Successors and Assigns. Neither Party may assign this Agreement or any rights hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assignees.

14.10     Headings. The section headings of this Agreement are for convenience only and are not a part of this Agreement.

14.11     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

14.12     Severability. The Parties hereby expressly state that it is not their intention to violate any applicable rule, law or regulation. If any of the provisions of this Agreement are held to be void or unenforceable with regard to any particular country by a court of competent jurisdiction, then, to the extent possible, such void or unenforceable provision shall be replaced by a valid and enforceable provision which will achieve as far as possible the economic business intentions of the Parties. The provisions held to be void or unenforceable shall remain, however, in full force and effect with regard to all other countries.

14.13     Governing Law. This Agreement shall be governed by and construed for all purposes in accordance with the laws of the State of California.

14.14     Relationship. Neither Party is in any way the legal representative, agent or fiduciary of the other Party, nor authorized or empowered to assume any obligation of any kind, implied or expressed, on behalf of the other Party, without the express written consent of the other Party.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

GENENTECH, INC.		F. HOFFMANN-LA ROCHE LTD

By:	/s/ ARTHUR D. LEVISON	By:	/s/ BRAD BOLZON

Name:	Arthur D. Levinson	Name:	Brad Bolzon

Title:	Chief Executive Officer	Title:	Executive Vice President Pharma Partnering

		By:	/s/ STEFAN ARNOLD

		Name:	Stefan Arnold

		Title:	Deputy Director

HOFFMANN-LA ROCHE INC.

By:	/s/ DENNIS E. BURNS

Name:	Dennis E. Burns

Title:	Vice President Global Head of Business Development

APPENDIX A

FINANCIAL PLANNING, ACCOUNTING AND REPORTING
FOR THE
ROCHE/GENENTECH COLLABORATIVE AGREEMENT

This Appendix A to the Collaborative Agreement ("Agreement") dated as of April 13, 2004, among F. Hoffmann-La Roche Ltd, Hoffmann-La Roche Inc. (collectively referred to as "ROCHE") and Genentech, Inc. ("GENENTECH") addresses the financial planning, accounting policies and procedures to be followed in determining Operating Profits or Losses, royalties and related sharing of revenue and expenses, including Development Costs. Terms not defined in this Appendix shall have the meanings set forth in the Agreement.

This Appendix sets forth the principles for reporting actual results and budgeted plans of the combined operations, the frequency of reporting, the use of a single functional currency for reporting, and the methods of determining settlement payments between the Parties and auditing of accounts.

For purposes of this Appendix only, the consolidated accounting of operations for the collaboration shall be referred to as GenRoche Development. GenRoche Development is not a legal entity and has been defined for identification purposes only.

A.1.       Principles of Reporting

The results of operations of GenRoche Development will be presented in the following format (as to all Molecules, Drug Candidates, and Products and also on a product-by-product basis), with the categories as defined in Section A.3 below:

A.1.1(a)   Commercial Income Statement

ROCHE          GENENTECH          Total

Net Sales

less Distribution Costs

less Cost of Sales

less Marketing Costs

less Sales Costs

less Other Operating Income/Expense

= Operating Profit (Loss)

A.1.1(b)   Development Costs

             Development Costs (as to all individual Molecules, Drug Candidates, and Products and also on an aggregate basis) chargeable to GenRoche Development will be reported separate from the Operating Profit (Loss).

A.1.1(c)   Royalties

            Royalties, pursuant to Sections 3.8(a)(i), 6.3 or 6.4 of the Agreement, will be accounted for and reported on a Product-by-Product basis.

            It is the intention of the Parties that the interpretation of these definitions will be consistent with US GAAP (Generally Accepted Accounting Principles) for GENENTECH and IFRS (International Financial Reporting Standards) and FGAR (The Roche Financial Group Accounting and Reporting Manual) for ROCHE.

A.1.2   Subcomponent Reporting

            For reporting purposes only, expenses will be identified for the budget, forecast, and quarterly actuals reporting events within this Section A.1 by the following detail sub-components within the Commercial Income Statement expense components specified under Section A.1.1(a) and A.1.1(b):

Cost of Sales - Fully Burdened Manufacturing Cost ("FBMC") and Period Costs.

Cost of Sales - Fully Burdened Manufacturing Cost ("FBMC") and Period Costs.

Marketing - Product Promotion Costs (including market research, registries, and post-launch clinical studies) and Management & Infrastructure Costs

Sales - Field Force Costs

Development - on a project/product/indication/work package basis

A.2.     Frequency of Reporting

            The fiscal year of GenRoche Development will be a calendar year. An Annual Budget for each year will be defined and agreed between the Parties on or before December 1 of the previous year. Reporting by each Party for GenRoche Development revenues, expenses and royalties will be performed as follows (with copies provided to the JFC and to the other Party):
Reporting Event	Frequency	Timing of Submission
Actuals	Quarterly	Q1-Q3: Q4:	+30 days +45 days

Development Costs (Actuals)	Monthly	Jan-Nov: Dec:	+30 days +45 days

Settlement Payments	Quarterly	+90 days

Annual Budget	Annually	October-December

Forecasts (current and following 5 quarters)	Quarterly	Within first 10 (ten) business days of the third month of quarter excluding Q4, where the Forecasting event is replaced by the Annual Budget

Long Range Plan (next 5 calendar years)	Annually	May-July *

* - ROCHE acknowledges that GENENTECH's current internal Long Range Plan timing is completed annually in December and that until such time as the two Parties are further coordinated on the timing of their efforts, GENENTECH submissions may be out-dated.

The committee appointed by the Management Committee with oversight responsibility for the particular Molecules, Drug Candidates, and Products (i.e. the JRC, JDC or JCC, as applicable) ("Committee(s)") will be responsible for the applicable portions of the Budget and Long Range Plan with regard to Products. The applicable Committee(s) will develop budgets for research, development and commercialization in coordination with the JFC for review and approval by the Management Committee.

Unless otherwise mutually agreed by the Parties, ROCHE will be responsible for the preparation of consolidated global and ROW reporting (actuals, budgets, forecasts, and long range plans), calculation of the profit/loss sharing and determination of the consolidated Settlement Payments. In the US, the Lead Party will be responsible for the preparation of consolidated US reporting (actuals, budgets, forecasts, and long range plans and reporting such to ROCHE), calculation of the profit/loss sharing, development costs, and determination of the US-related Settlement Payments. ROCHE will provide the JFC (and GENENTECH) within five (5) working days of the submission date shown above, the Commercial Income Statement, a statement showing the global consolidated results (and forecasts) and calculations of the profit/loss sharing, development costs and royalties and resulting Settlement Payments required in a format agreed to by the Parties.

Reports of actual results compared to budget (as to all Molecules, Drug Candidates, and Products and also on a product-by-product basis) will be made, if requested, to the applicable Committee on a quarterly basis. After acceptance by the JFC as to amounts, the JFC will forward the report to the applicable Committee for its acceptance. The Parties will work together to keep actual spend within the Annual Budget. Any deviations greater than five percent (5%) above the Annual Budget will have to be accepted by the JFC. In this event, each Party will be given the time to receive internal approval from their respective decision making bodies before making any firm commitment on additional spending.

On a monthly basis, within seven (7) working days following that particular month end, each party will supply the other party with Net Sales (as to all Products and also on a product-by-product basis) in units, local currency and US dollars (by GENENTECH) or Swiss Francs (by ROCHE) by country of each month's sales according to the selling Party's sales reporting system, which shall be consistent with the definitions in Section A.3.

The JFC will meet as appropriate, at least twice a year and alternating between the locations of GENENTECH and ROCHE, to review and approve the reporting events (Actuals, Annual Budget, Forecasts and Long Range Plan) as to all Molecules, Drug Candidates, and Products and also on a product-by-product basis. The minimum scope that the JFC will cover in this work is:
-	FTE rate to be charged between the parties
-	inventory levels and write offs
-	sales returns and allowances
-	other financial matters, including each Party's methodologies for charging costs to GenRoche Development.

A.3.     Definitions

            A.3.1    "Allocable Overhead" means costs incurred by a Party or for its account which are attributable to a Party's supervisory services, occupancy costs, corporate bonus (to the extent not charged directly), and its payroll, information systems, human relations or purchasing functions and which are allocated to company departments based on space occupied or headcount or other activity-based method. Allocable Overhead shall not include any costs attributable to general corporate activities including, by way of example, executive management, investor relations, business development, legal affairs and finance.

            A.3.2    "Cost of Capital" means each Party's interest charges on the average inventory values (including consideration of any valuation differences) of the Products for commercial quantities of Bulk Product, product specific raw materials, intermediates, Finished Product and Final Product held by that Party during the year (i.e. twelve months) immediately prior to a Product launch (with the last day of such year being the date of the Product launch) ("Product Launch Year") and for the two years (i.e. the 24 month period ending on the second anniversary date of the Product Launch) immediately following a Product launch (individually and collectively known as the "Post Launch Year(s)"). The interest rate to be used to determine the charge will be the average annual LIBOR rate during each such year plus four percent (4%), and the amount will be charged in one lump sum immediately following the Product Launch (for the Product Launch Year) and immediately following the fourth fiscal quarter of each individual Post Launch Year, in order to properly reflect the average annual calculations above. The Cost of

Capital shall be charged only for a Product launched in the US or Europe. With respect to Product in Europe, such calculation shall not be made on a country-by-country basis, but shall be made only once per Product with respect to the Product Launch Year and the Post Launch Years (with the Product Launch Year being the year immediately prior to first launch of that Product anywhere in Europe).

            A.3.3    "Costs of Sales" for Bulk Product, Finished Product, or Final Product, as the case may be, shall mean the sum of:

      i)    FBMC, and

      ii)    Period Costs.

            In the event Product is supplied for pre-clinical or clinical purposes, such Cost of Sales shall not include item i) above to the extent it has already been considered or charged within Development Costs, nor shall it include any mark-up outlined in section A.8.2 herein.

            A.3.4    "Development Costs" means costs attributable to the Joint Research Plan or Joint Development Plan actually incurred in the Territory, as to each Molecule, Drug Candidate, and Product, including Allocable Overhead, required to obtain and/or maintain the authorization and/or ability to manufacture, formulate, fill, and/or ship such Molecule, Drug Candidate, or Product in commercial quantities as part of this Agreement.

Development Costs consist of two main accounting elements, fixed costs and variable costs:

                  (A)    Fixed costs include the two main components of primary fixed costs and secondary fixed costs (i.e. Allocable Overhead). The primary cost types include personnel (including all fringe benefits), relocation, travel, entertainment and training incurred by the functions directly operating the development program. The work scope of these functions include activities within the areas of development operations, clinical quality insurance, medical science, genetics integrated medicine, drug regulatory and technical development. To these primary fixed costs should be added the secondary fixed costs (i.e. Allocable Overhead) which are attributable to costs, for example, for IT-software and hardware, IT-external costs, depreciation, occupancy costs, corporate bonus (to the extent not charged directly), and its payroll, information systems, human relations and purchasing. These secondary fixed costs are allocated to company departments based on space occupied or headcount or other activity-based method; and

                  (B)    Variable costs are external costs invoiced from Third Parties such as CROs (Contract Research Organizations), investigators, consultants, laboratories and suppliers of pre-clinical and clinical material for running studies (product development) and may also include material sourced from Third Parties or from in-house manufacturing, as well as filing fees necessary for the regulatory process. Any pre-clinical and clinical material manufactured in-house by either Party will be supplied at FBMC, and will not include any mark-up.

            Development Costs shall include but are not limited to the cost of the development of research plans and programs, screening, lead optimization, in vitro and in vivo testing, studies on the toxicological, pharmacokinetic, metabolic or clinical aspects of such Molecules, Drug Candidates and Products conducted internally or by individual investigators, or consultants necessary for the purpose of obtaining and/or maintaining approval of such Molecules, Drug Candidates and Products by a government organization in a country, and costs for preparing, submitting, reviewing or developing data or information for the purpose of a submission to a governmental authority to obtain and/or maintain approval of such Molecules, Drug Candidates and Products in a country as well as costs of process development, process improvements, scale-up costs and recovery (including plant costs), Phase IV clinical trials required by the FDA or equivalent, and costs of qualification lots. Development Costs shall include data management, statistical designs and studies, document preparation, and other expenses associated with the clinical testing program.

            Development costs shall not include patent costs, pre-Registration marketing costs (e.g. trademark costs, advertising agency selection costs, pre-marketing studies), post-Registration clinical studies which are not enabling for Registration of the Molecules, Drug Candidates and Products and post-Registration marketing studies and registries.

            In determining Development Costs, on or before October 31st of each year, the Parties will agree on respective FTE-rates that will be charged for the following calendar year. Resources will be allocated to the programs from the functions directly operating the programs on a fractional FTE-basis, and time-recording will be used by all personnel within these functions to record actual time spent on the programs. Each Party will also use its applicable project cost system with the purpose of tracking and reporting costs on a project/product indication/work package level. It is also understood between the Parties that they will jointly work to exchange data in a standard electronic form.

            A.3.5    "Distribution Costs" means any other direct costs borne by either Party in the US and ROW (and not invoiced to a Third Party) for logistics, transport, credit and collections, customs clearance and storage of Products (if necessary) at the request of another Party, an Affiliate or a Third Party (i.e., freight, customs, duty, and insurance); provided, however, that unless the Parties mutually agree otherwise, Distribution Costs will be calculated as 2% of Net Sales for each and every Product sold in the US and 3% of Net Sales for each and every Product sold in the ROW.

            A.3.6    "Failures" shall mean Bulk Product, Finished Product, or Final Product as the case may be, that is considered a yield loss because it does not meet the specifications, was not manufactured or tested in accordance with the procedures or was not manufactured in accordance with cGMPs.

            A.3.7    "Fully Burdened Manufacturing Cost" or "FBMC" shall mean for Bulk Product, Finished Product, or Final Product as the case may be, the standard manufacturing cost, as defined by that Parties' standard cost accounting practices and policies. In the event of any transfer of Product among ROCHE, GENENTECH, GenRoche Development, its Affiliates or sublicensees, FBMC shall exclude any profit or other mark-up by any such parties, unless otherwise agreed by the Parties.

            Such FBMC shall include direct labor, materials, product testing costs (including quality control and quality assurance bulk testing and in-process testing e.g. adventitious virus and mycoplasma testing), and Allocable Overhead for manufacturing or contracting for each stage of the manufacturing process of the product shipped. In addition, FBMC includes Failures that are considered normal yield losses that could be reasonably expected and/or justified in this area of technology. The Parties will discuss and agree annually between November and January the main drivers of FBMC for the up-coming year. On or before January 31st of each year, these main drivers will be used to agree on a standard FBMC to be charged for that year. This standard FBMC will be calculated using ROCHE's exchange rates used for the Annual Budget. Such FBMC will be charged for that entire calendar year.

      Such FBMC shall not include any costs associated with process development, scale up costs, qualification lots and any other costs if they are included in Development Costs.

            A.3.8    "Marketing Costs" means, as to each Drug Candidate and Product, the Product Promotion Costs and Management & Infrastructure Costs, including Allocable Overhead, of marketing, promotion, advertising, professional education, product related public relations, relationships with opinion leaders and professional societies, market research, healthcare economics studies, any specifically identifiable Third Party contract services and other similar activities directly related to such Drug Candidates and Products and approved by the Parties. Such costs will include both internal costs (e.g., salaries, benefits, supplies and materials, etc.) as well as external costs for outside services and expenses (e.g., consultants, agency fees, meeting costs, etc.). The internal marketing costs include Allocable Overhead charges to marketing each Drug Candidate and Product that is consistent with each Party's internal process used for all of its products.

Product Promotion Costs include but are not limited to: i) all Drug Candidate- and Product-related media advertising and promotion literature, e.g., journals, newspapers, TV, radio, agency fees, internet, etc., including production costs, agency fees, handouts, mailing and other printed materials, ii) samples of Drug Candidates and Products, iii) providing Drug Candidates and Products to customers in the Territory for free where the purpose of the free supply is promotional in nature, iv) organizing and participating in congresses and sponsoring local delegates, v) mini symposia, such as evening events, and vi) running marketing studies including the costs of compassionate use programs. Product Promotion Costs shall also include activities related to obtaining reimbursement from payers and costs to procure or obtain sales and marketing data.

Product Promotion Costs shall also include the external pre-Registration marketing expenses related to the above activities performed before first commercial sale as well as the post-Registration preclinical, clinical and marketing studies and registries that may be conducted (other than post-Registration preclinical studies which are intended to support label-enabling clinical studies, and other than post-Registration clinical studies and registries which are enabling for Registration of the Drug Candidates or Products or required by the FDA or equivalent, all of which costs are Development Costs).

By way of illustration, Product Promotion Costs for such post-Registration preclinical, clinical and marketing studies and registries described above that may be conducted shall include the internal and external costs, in accordance with the Forecast and Long Range Plan (and not included in the Joint Development Plan), associated with the following:

-	trial clinical material costs if commercially available products are used, that have not otherwise been previously charged to the collaboration;

-

cost of post-Registration preclinical studies (unless intended to support label-enabling clinical studies) and clinical trials (phase III b and phase IV, unless required by the FDA or equivalent), registries, and marketing studies conducted as part of the Forecast and Long Range Plan;

-	monitoring costs (travel expenses, training, etc., excluding salaries) for clinical personnel;

-	development of protocols/case report forms;

-	per patient costs, fees per trial, investigator sponsored trials, etc.;

-	statistical evaluations (data handling and computer analysis, etc.);

-	final study report (translation, publications, etc.);

-	investigators' meeting, study coordination; and

-	investigators' clinical study costs.

Management & Infrastructure Costs means all Drug Candidate-specific and Product-specific fixed costs relating to the marketing function for the particular Drug Candidate or Product. These costs include salaries, bonuses, training, fringe benefits, travel and other fixed costs, not included in Field Force Costs, as well as bad debt expenses. Management & Infrastructure Costs also include Allocable Overhead for Drug Candidate-specific and Product-specific resources allocable from functions such as management and administration of marketing, health economics, registration, planning, communication, and controlling.

Marketing Costs will specifically exclude the costs of activities which promote (i) either Party's business as a whole without being product specific (such as corporate image advertising), or (ii) non-Drug Candidates or non-Products.

For clarity, if a Party exercises its opt-in right for a Drug Candidate or Product under Article IVB or IVC, the Parties shall share Marketing Costs incurred from the date of exercise onwards, in accordance with the ratios in Section 6.2.

            A.3.9    "Net Sales" means the amount of gross sales of the Product invoiced to independent Third Parties less deductions of returns and return reserves (including allowances actually given for spoiled, damaged, out-dated, rejected, returned Product sold, withdrawals and recalls), rebates (price reductions, rebates to social and welfare systems, charge backs or reserves for chargebacks, cash payment incentives, government mandated rebates and similar types of rebates e.g., Pharmaceutical Price Regulation Scheme, Medicaid), volume (quantity) discounts, cash discounts, taxes (value added or sales taxes, government mandated exceptional taxes and other taxes directly linked to the gross sales amount). For clarity, for purposes of determining when a sale of a Product occurs, the sale shall be deemed to occur when a Product is shipped to an independent Third Party.

            A.3.10    "Operating Profit(s) or Loss(es)" means, as to all Products (or, where applicable, on a product-by-product basis), GenRoche Development's Net Sales less the following items: Distribution Costs, Cost of Sales, Marketing Costs, Sales Costs, and Other Operating Income/Expense, for a given period.

            A.3.11    "Other Operating Income/Expense" means other operating income or expense from or to third parties which is not part of the primary business activity of GenRoche Development, but is considered and approved by the JFC as income or expense generated from GenRoche Development operations, and limited to the following:

  Gains/Losses on Product Divestments
  Patent and Third Party infringement costs (as defined and to the extent permitted and elected per the Agreement)
  Product liability insurance to the extent the Parties obtain a joint policy
  Third Party Royalties
  Cost of Capital
  other (to be approved by JFC)

            A.3.12    "Period Costs" - shall be comprised of:

    above normal Failures
    write-offs of expired Product
    valuation differences

            Such Period Costs include Failures valued at FBMC, if they are not included in the FBMC. In any case, Failures that go beyond what could be reasonably expected and/or justified in this area of technology shall remain the sole costs of the Responsible Party.

            Such Period Costs include costs associated with the write-off of expired products valued at FBMC to the extent that the actual quantity of material purchased/manufactured is not larger than the amount of the firm orders. The Responsible Party shall consider the worldwide sales and production needs when establishing its manufacturing campaign plans. A supply agreement to be entered between the Parties shall determine which and when forecasts shall become firm orders.

            Such Period Costs shall include the valuation difference for inventory in stock resulting from any change of standard FBMC at that respective point in time. At least annually, the Responsible party will review and compare its standard FBMC for a Product when that particular material was produced to its new standard FBMC and make a retroactive adjustment to the inventory value, which should be charged to GenRoche Development as a Valuation Difference.

            A.3.13    "Sales Costs" means as to each Product, Field Force Costs specifically attributable to the sales of such Product to all markets, including the managed care market, approved by the appropriate Party or joint Committee and included in the Annual Budget. To the extent practicable, Sales Costs will be identified on a product-by-product basis. Otherwise such Sales Costs shall be attributed between the products in a reasonable manner as determined by the JFC. Field Force Costs, including Allocable Overhead, shall include costs associated with Sales Representatives, including compensation, benefits, travel, supervision and training of the Sales Representatives, sales meetings, and other sales expenses. Field Force Costs will not include the start-up costs associated with either Party's sales force, including recruiting, relocation and other similar costs.

            A.3.14    "Third Party" shall mean any individual or entity other than ROCHE, GENENTECH, or their respective Affiliates.

            A.3.15    "Third Party Royalties" shall mean both Parties' allocable intellectual property acquisition, licensing and royalty costs that are payable to Third Parties as a result of licenses for the manufacture, formulation, filling, use or sale of a Product. Third Party Royalties related to a Product shall be shared between the Parties and charged to Other Operating Income/Expense within GenRoche Development.

A.4     Audit and Interim Reviews

            A.4.1    The Parties' rights and obligations with respect to audit are set forth in Section 6.8 of the Agreement.

            A.4.2    In addition, each Party ("Disclosing Party") shall provide the other Party ("Receiving Party"), as reasonably requested, with sharable work product generated by such Disclosing Party or its accountants with respect to the financial operations of the collaboration in preparation for and support of such Receiving Party's obligation to comply with the reporting obligations mandated under the Sarbanes Oxley Act of 2002 (including implemented federal regulations thereunder); provided, such Disclosing Party shall have the right to redact such work product to (i) remove any reference to any projects that are not subject to the Agreement or any molecule, drug candidate or product other than a Molecule, Drug Candidate or Product, and (ii) to preserve any right of confidentiality not otherwise governed by the terms of Article X of the Agreement; provided further, such Receiving Party shall only use such information disclosed hereunder to assist it in complying with the reporting obligations mandated under the Sarbanes Oxley Act of 2002. All costs incurred by the Disclosing Party in complying with such request shall be reimbursed by the Receiving Party.

            A.4.3    At either Party's written request, the other Party shall, to the extent commercially reasonable and practicable, commission, facilitate, support, and/or assist the other Party's officially appointed world-wide auditor with the execution of an agreed-upon procedures engagement (and written report thereon), whose scope, frequency and timing will be mutually agreed upon by the Parties (but shall be limited to one review per calendar year), to support the requesting Party's relevant internal control understanding and compliance assertions. Such reviews will be conducted at the expense of the requesting Party.

A.5.     Settlement Payments between the Parties

            A.5.1    General Terms.  Settlement Payments between the Parties will be approved by the applicable Committees, and will be detailed as Operating Profit or Loss, Development Costs and/or royalties (pursuant to Sections 3.8(a)(i), 6.3 or 6.4 of the Agreement). Settlement Payments will be made quarterly based on actual results within ninety (90) days after the end of each quarter. The JFC will review and agree on the appropriate amount and nature of payments and payees required to achieve each Party's accounting and tax requirements.

            A.5.2    Currency and Taxes

All Settlement Payments under this Agreement shall be in US Dollars.

Whenever calculation of Net Sales or any of the expenses (Distributions Costs, Period Costs, Marketing Costs, Sales Costs, Development Costs, and Other Operating Expenses, but not the FBMC component of Cost of Sales) or royalties (pursuant to Sections 3.8(a)(i), 6.3 or 6.4 of the Agreement) requires conversion from any foreign currency, ROCHE shall convert the amount in foreign currencies as computed in the ROCHE's central Swiss Francs Sales Statistics for the countries concerned. ROCHE shall first convert the amount into Swiss Francs and then into US Dollars, using the average year-to-date rate of exchange for such currencies as retrieved from the Reuters' system for the applicable period, in accordance with ROCHE's then current standard practices. Sales by GENENTECH shall first be calculated in the currency in which sales took place and then converted to United States Dollars using the average year-to-date rate of exchange for such currencies as retrieved from the Reuters' system for the applicable period, in accordance with GENENTECH's then current standard practices.

Any payment hereunder not made when due shall bear interest thereon, computed at the LIBOR rate of interest as reported by Data Stream from time to time, plus two percent (2%) calculated on the number of days such Settlement Payment (or portion thereof) is delinquent, unless such payment is disputed through the applicable Committee. A Party shall make all payments hereunder by bank wire transfer in immediately available funds to such account as the other Party shall designate before such payment is due, free and clear of any taxes, duties, levies, fees or charges, except for withholding taxes (to the extent applicable).

Any taxes, levies or duties paid or required to be withheld under the appropriate local tax laws by one of the Parties ("Withholding Party") on account of monies payable to the other Party ("Other Party") hereunder shall be deducted from the amount of monies otherwise payable to the Other Party. The Withholding Party shall secure and send to the Other Party proof of any such taxes, duties or levies paid or required to be withheld by Withholding Party for the benefit of the Other Party.

A.6.     Accounting for Development Costs, Marketing Costs and Sales Costs

All Development Costs, Marketing Costs and Sales Costs will be based on the appropriate costs definition stated in Section A.3 of this Appendix.

Each Party shall report Development Costs in a manner consistent with its project cost system. In general, these project cost systems report actual time spent on specific projects, apply the actual labor costs, capture actual costs of specific projects and allocate other expenses to projects. For Marketing Costs and Sales Costs, the Parties will report costs based on spending in marketing and sales departments, respectively. The Parties acknowledge that the methodologies used will be based on systems in place and consistent with Section A.10 of this Appendix.

A.7.     Sharing of Operating Profits and Losses and Development Costs

The Parties agree to share the Operating Profit or Loss and Development Costs resulting from the collaborative arrangement according to the following manner:

            A.7.1    Operating Profits and Losses. With regard to all Products, for each calendar year or portion thereof, ROCHE and GENENTECH shall obtain the respective percentages outlined in Section 6.2 of the Agreement of any operating profits or losses, calculated on a Product-by-Product basis.

            A.7.2    Development Costs. With regard to all Molecules, Drug Candidates, and Products, for each calendar year or portion thereof, ROCHE and GENENTECH shall incur and/or carry the respective percentages outlined in Section 4.2a of the Agreement of any Development Costs, calculated on an individual Molecule, Drug Candidate or Product-by-Product basis.

A.8.     Supply Price of Product

The total amount due for the supply of Product between the Parties shall be the amount defined below:

            A.8.1    Supply of Clinical and Pre-Clinical Requirements - The sales price of Drug Candidate or Product (including placebos) for clinical or pre-clinical purposes shall be the FBMC for such clinical requirements. Product manufactured as qualification lots and supplied for clinical purposes shall only be charged to the extent not previously included in Development Costs charged to GenRoche Development.

            A.8.2    Supply of Commercial Requirements - The sales price of Product for commercial purposes shall be one hundred twenty percent (120%) of FBMC, invoiced in US Dollars and paid within thirty (30) days after shipment. Product supplied by a third party manufacturer shall be at cost. Product manufactured as qualification lots and supplied for commercial purposes shall only be charged to the extent not included in Development Costs.

A.9.     Start of Operations

Operation of GenRoche Development will be deemed to have commenced on the Effective Date. Costs incurred on development projects or any other form of collaborative effort on any Product which has commenced prior to or is ongoing as of the Effective Date, are not a part of this Agreement and are not chargeable to GenRoche Development.

A.10.     Guidelines for Charging Costs

The following guidelines shall be used in determining amounts chargeable to GenRoche Development subject to the cost definitions in Section A.3 of this Appendix. Disputes over the allocation of costs are subject to the tie breaking procedures outlined in Sections 3.3, 4.6a, and 5.7(c) of the Agreement.
A.10.1

If an expense is specifically and exclusively (i.e., for no other product) used for the development or commercialization of a Molecule, Drug Candidate or Product, then one hundred percent (100%) of the expense will be charged to GenRoche Development.

A.10.2

If an expense is not specifically and exclusively (i.e., for other products in addition to a Molecule, Drug Candidate or Product) used for the development or commercialization of a Molecule, Drug Candidate or Product, then the following shall apply:

(a)

If the portion of that expense used for the development or commercialization of a Molecule, Drug Candidate or Product can be objectively determined through specific means (e.g., man hours of effort, amounts consumed, etc.), then the amount so used will be charged to GenRoche Development.

(b)

If the portion of that expense used for the development or commercialization of a Molecule, Drug Candidate or Product cannot be objectively determined through specific means, then only the direct and incremental costs related to the Molecule, Drug Candidate or Product shall be charged to GenRoche Development.

A. 11.     Effective Accounting Date Termination for GenRoche Development

For reporting and accounting purposes with respect to GenRoche Development, the end of GenRoche Development will be the nearest month end to the effective termination date of the Agreement.

APPENDIX B
PARTIES' RESPONSIBILITIES
	Copromotion Roles and Responsibilities	Responsible	Approval/Decision Making	Comments

Marketing (including, not limited to)	Commercial Budget	Lead Party	Management Committee ("MC")
	Commercial Strategy and Brand Plan	Lead Party	Lead Party

Pursuant with the current contract, Lead Party has the responsibility for generating the commercial plan and strategies. Because the MC has final approval of the budget for the commercial plan, it is expected that every attempt will be made to ensure that both companies agree to the commercial plan and strategies.

	Promotional Materials	Lead Party	Lead Party
	Journal Advertising	Lead Party	Lead Party
	Promotional Concept Development	Lead Party	Lead Party
	Nurse and Pharmacist Education	Lead Party	Lead Party
	Marketing Message Development	Lead Party	Lead Party
	Disease state education	Lead Party	Lead Party
	Medical Education (CME and non-CME)	Lead Party	Lead Party
	Advisory Boards (National and Regional)	Lead Party	Lead Party
	Speaker Bureau Development and execution	Lead Party	Lead Party
	SympPartnering Partya	Lead Party	Lead Party
	Key Opinion Leader Interactions and Support	Lead Party	Lead Party
	Grant activities	Lead Party	Lead Party
	Speaker Slide Kits	Lead Party	Lead Party
	Trade Show activities	Lead Party	Lead Party
	Publications Planning and execution	Lead Party	Lead Party
	Patient Education	Lead Party	Lead Party
	Internet Marketing	Lead Party	Lead Party
	Product Sampling Plan	Lead Party	Lead Party

Public Relations (including, not limited to)	Product and launch related PR	Lead Party	Lead Party
	Spokesperson selection and training	Lead Party	Lead Party
	Press briefings	Lead Party/Partnering Party	JCC	If the JCC fails to decide on items assigned to it, dispute resolution will follow the path outlined in the contract
	ODAC Preparations	Lead Party/Partnering Party	JCC
	PR Surrounding BLA Filing	Lead Party/Partnering Party	JCC
	BR.21 PR announcements	Lead Party/Partnering Party	JCC
	Patient Advocacy Group Relations	Lead Party	Lead Party

Distribution and Reimbursement (including, not limited to)	Distribution and Logistics	Lead Party	Lead Party
	Distributor/wholesaler communications	Lead Party	Lead Party
	Reimbursement Support Program	Lead Party	Lead Party
	Reimbursement materials	Lead Party	Lead Party

	Clinical Trial Transition Plan to Commercial Product (Pre-launch)	Lead Party	Lead Party
	Indigent Patient Program	Lead Party	Lead Party
	Managed Care activities	Lead Party	Lead Party
	Public Payer Planning (Government Affairs)	Lead Party	Lead Party
	Contracting Strategy, Development & Negotiations	Lead Party	Lead Party
	Contract & Government Programs Administration (All Aspects including all calculations & reporting for both Commercial & Government Contracts.	Lead Pary	Lead Party
	Health Economics Acitivities	Lead Party	Lead Party
	Customer Service/Order Management	Lead Party	Lead Party
	Field Managed Care	Lead Party	Lead Party
	Field Managed Care Marketing Programs/Customer Ed	Lead Party	Lead Party
	Formulary support	Lead Party	Lead Party
	Pharmacy activities, education, stocking programs	Lead Party	Lead Party
	Channel Inventory Management	Lead Party	Lead Party
	Distribution Data Warehousing & Reporting (SIM)	Lead Party	Lead Party
	Product Returns/Wastage Programs	Lead Party	Lead Party
	Report New Product Pricing & Price Increases to Pricing Compendia & Customers	Lead Party	Lead Party
	Quality Complaints & Replacement (QA)	Lead Party	Lead Party

Medical Communications (including, not limited to)	Customer Inquiries	Lead Party	Lead Party
	Standard Letters	Lead Party	Lead Party
	Customer FAQs	Lead Party	Lead Party
	AMCP Dossier/Compendia Listing	Lead Party	Lead Party

Sales (including, not limited to)	Sales force sizing	Lead Party	Lead Party	Sales force sizing will be reviewed by the JCC as part of the commercial brand plan. The MC will approve the budget
	Territory determination and alignment	Lead Party	Lead Party	Partnering Party will review territory alignments at the JCC
	Customer call targets and call plans	Lead Party	Lead Party	Partnering Party will review call targets at the JCC Partnering Party may reject call targets, but may not add to the list.
	Promotional pieces	Lead Party	Lead Party	Partnering Party Regulatory to review and provide comments, final decision making with Lead Party
Measuring impact of promotional plans (promotion response)
	Sales product training - content development	Lead Party	Lead Party
	Ongoing product sales training - delivery	Lead Party	Lead Party	Each organization pays their own travel & entertainment expenses for their own personnel to attend sales training and launch meetings
	Product Launch / Sales meetings	Lead Party	Lead Party
	Sales communications materials	Lead Party	Lead Party	Lead Party shall develop Product related sales communications materials and provide to Partnering Party for distribution to Partnering Party sales force
	Quarterly Plan of Action	Lead Party	Lead Party

	Call reporting systems and execution	Lead Party	Lead Party	Partnering Party shall provide call reporting and CRM information to Lead Party in a format that is compatable with Lead Party systems
	Lead Party Incentive Plan	Lead Party	Lead Party	Partnering Party and Lead Party shall ensure that the incentive comp plans of the two companies are in alignment
	Lead Party Territory Budget	Lead Party	Lead Party	Partnering Party and Lead Party shall ensure that the territory budgets of the two companies are in alignment (Product related territory education and T&E budgets)
	Sales Operations Management	Lead Party	Lead Party

Market Research (including, not limited to)	Market research activities	Lead Party	Lead Party
	Promotional Ad concept testing	Lead Party	Lead Party
	Launch metrics development	Lead Party	Lead Party
	Launch metrics tracking	Lead Party	Lead Party
	Competitive Intelligence	Lead Party	Lead Party
	Revenue forecasting	Lead Party	Lead Party	Revenue forcast will be reviewed at the JCC
	Sales data collection, valadation, reporting and analysis	Lead Party	Lead Party
	Pricing	Lead Party	Lead Party	Pricing will be reviewed at the JCC